EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

AMONG

ROWAN COMPANIES, INC.,

ERA AVIATION, INC.

AND

SEACOR HOLDINGS INC.

Dated as of October 14, 2004

TABLE OF CONTENTS

i

ii

iii

TABLE OF DEFINED TERMS
(not a part of the Agreement)

    Term                                      Page
Acquisition Proposal	35
Affiliate	61
Affiliated Group	61
Agreed Rate	4
Agreement	1
Aircraft	25
Aircraft Documents	25
Auditors	4
Blue Sky Laws	8
Business	1
Business Day	61
CERCLA	19
Claim	55
Closing	1
Closing Condition Consents	47
Closing Date	2
Closing Date Working Capital Schedule	3
Closing Statement	3
COBRA	15
Code	61
Company	1
Company Common Stock	1
Company Employees	35
Company Financial Statements	9
Company Material Adverse Effect	6
Company Permits	9
Company Plans	14
Company Properties	21
Company Property	21
Confidentiality Agreement	33
Contract	61
Crew Member	26
Deductible Amount	52
Deed Reservations	62
Disclosure Letter	6
DOT	8
employee benefit plans	13
Environmental Action	18
Environmental Clean-up Site	19
Environmental Costs and Liabilities	19
Environmental Laws	19
Environmental Permit	19
ERISA	61
Expenses	50
FAA	8
FAR	9
Final Inventory	5
Fixed Wing Business	61
Fixed Wing Claim	61
Forms	42
GAAP	3
Government Actions	26
Government Contract	11
Governmental Entity	61
HSR Act	8
Intellectual Property	22
Intellectual Property Licenses	61
Inventory	61
Inventory Verification Period	5
IRS	14
Knowledge	62
Law	62
Lien	62
Litigation	62
Material Contracts	10
Merrill Field Leashold Interest	45
Multiemployer Plan	14
Multiple Employer Plan	14
Order	62
Owned Properties	21
Owned Property	21
PBGC	15
PCBs	19
Permitted Liens	62
Person	62
Personal Property Leases	22
Preliminary Inventory	5
Purchase Price	1
Purchaser	1
Purchaser Damages	52
Purchaser Disclosure Letter	28
Purchaser Employee Benefit Plans	36

iv

Purchaser Indemnitees	52
Purchaser Medical Plan	37
RCRA	19
Real Property Lease	21
Real Property Leases	21
Related Equipment	62
Release	19
Representatives	33
Rowan Marine	44
Section 338(h)(10) Election	42
Securities Act	29
Seller	1
Seller Affiliated Group	63
Seller Damages	54
Seller Indemnitees	54
Shares	1
Stock Purchase	1
Straddle Period	39
Survival Period	51
Target Working Capital	3
Tax Proceeding	41
Tax Returns	63
Taxes	63
Terminating Purchaser Breach	49
Terminating Seller Breach	49
Termination Date	48
Title IV Plan	15
Transaction Documents	2
Transition Date	36
Transition Services Agreement	2
U of A	45
U of A Letter Agreement	45
Uncollected Accounts Receivable	3
USERRA	36
WARN	63
Working Capital	3

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Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 14, 2004, is entered into by and among ROWAN COMPANIES, INC., a Delaware corporation (“Seller”), ERA AVIATION, INC., a Washington corporation (the “Company”), and SEACOR HOLDINGS INC., a Delaware corporation (“Purchaser”).

R E C I T A L S:

WHEREAS, Seller owns 2,000 shares (the “Shares”) of common stock, no par value per share (“Company Common Stock”), of the Company, which represent all of the outstanding shares of capital stock of the Company;

WHEREAS, the Company is engaged in the business of (i) providing contract and charter helicopter and fixed-wing aviation services and (ii) operating a scheduled regional airline service in Alaska (such business referred to herein as the “Business”); and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.01      Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Shares for the aggregate consideration set forth in SECTION 1.02 below. The transactions contemplated by this SECTION 1.01 are sometimes referred to herein as the “Stock Purchase.”

Section 1.02       Purchase Price.
(a)   In consideration for the Shares, Purchaser shall pay to Seller an aggregate cash purchase price of $118,125,000 (the “Purchase Price”), subject to adjustment as provided in SECTION 1.09, SECTION 1.10 and SECTION 6.06.

(b)   Purchaser shall pay the Purchase Price at the Closing by wire transfer of immediately available funds to an account or accounts designated by Seller, such designation to be made not less than two (2) Business Days prior to the Closing.

Section 1.03       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200,

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Houston, Texas 77002, on the first Business Day immediately following the day on which the last of the conditions to each party’s obligations under this Agreement (other than those that by their nature are intended to be satisfied at Closing) set forth in ARTICLE V shall have been satisfied or waived, or at such other time, date or place as the parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.04    Deliveries by Seller. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver (or cause to be delivered) the following to Purchaser:

(a)   One or more certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer; and

(b)   All other documents, instruments and writings required to be delivered by Seller (or as reasonably requested by Purchaser in order to facilitate the Stock Purchase) at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

Section 1.05    Deliveries by Purchaser. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will deliver (or cause to be delivered) the following to Seller:

(a)   The Purchase Price as set forth in SECTION 1.02 of this Agreement; and

(b)   All other documents, instruments and writings required to be delivered by Purchaser at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

Section 1.06    Books and Records. Seller agrees to deliver to Purchaser at the Closing all books and records of the Company (including correspondence, memoranda, books of account, personnel and payroll records and the like).

Section 1.07    Transition Services. On the Closing Date, Seller and Purchaser shall enter into a transition services agreement (the “Transition Services Agreement,” and, together with this Agreement, and each other agreement, document or instrument or certificate to be executed in connection with the consummation of the transactions contemplated by this Agreement, the “Transaction Documents”), in substantially the form attached hereto as Exhibit 1.07. Except as provided in the Transition Services Agreement, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Company by Seller or any of Seller’s Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 1.08    Intercompany Accounts. SECTION 1.08 of the Disclosure Letter sets forth all intercompany accounts (including cash) and all intercompany leases and other agreements between the Company, on the one hand, and Seller and or any of Seller’s Affiliates (other than the Company), on the other hand, and specifies whether they shall be paid or otherwise settled as of the Closing.

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Section 1.09    Working Capital Adjustment.

(a)   SECTION 1.09 of the Disclosure Letter sets forth the components of Working Capital (as defined below) as of June 30, 2004, in the amount of $12,700,000 (“Target Working Capital”).

(b)   Within seventy-five (75) Business Days following the Closing:

(i)   Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller a schedule of components of Working Capital as of the Closing Date prepared in a manner consistent with SECTION 1.09 of the Disclosure Letter (the “Closing Date Working Capital Schedule”) and a statement (the “Closing Statement”) reflecting the calculation of any adjustment to the Purchase Price under this SECTION 1.09(b), accompanied by a certificate of the chief financial officer or principal accounting officer of Purchaser, in such person’s capacity as an officer of Purchaser and not in any personal capacity, to the effect that such Closing Statement has, to his or her knowledge, been prepared in accordance with the terms of this Agreement.

(ii)   The Closing Date Working Capital Schedule shall reflect Working Capital consistent with financial reporting policies and procedures used by the Business prior to the Closing, which policies and procedures are set forth in SECTION 1.09 of the Disclosure Letter. As used in this Agreement, “Working Capital” means the amount of current assets of the Business (excluding (A) Inventory, (B) income taxes, (C) intercompany accounts, (D) accounts receivable as of the Closing Date that are not collected on or prior to the date the Closing Statement is delivered to Seller (“Uncollected Accounts Receivable”) and (E) proceeds from sales of non-current assets) minus the amount of current liabilities of the Business (excluding income taxes and intercompany accounts) and minus any new indebtedness incurred prior to the Closing, each as determined as of the relevant date and recorded in accordance with generally accepted accounting principles in the United States (“GAAP”) and calculated in a manner consistent with SECTION 1.09 of the Disclosure Letter. From and after the date the Closing Statement is delivered to Seller, Purchaser shall use commercially reasonable efforts, consistent with the Company’s past practice, to collect any Uncollected Accounts Receivable and shall promptly remit to Seller any proceeds thereof.

(iii)   Seller shall have a period of twenty (20) Business Days after delivery of the Closing Date Working Capital Schedule and the Closing Statement to review (and cause Seller’s auditors to review) such documents and make any objections it may have in writing to Purchaser. Purchaser will make the work papers and back-up materials used in preparing the Closing Date Working Capital Schedule and the Closing Statement available to Seller and Seller’s auditors at reasonable times and upon reasonable notice during such twenty (20) Business Day period in order to facilitate the resolution by the parties of any objections to the Closing Date Working Capital Schedule and the Closing Statement. If written objections are delivered to Purchaser by Seller within such twenty (20) Business

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Day period, then Purchaser and Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by Seller within such twenty (20) Business Day period, then the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. If disputes with respect to the Closing Date Working Capital Schedule or the Closing Statement cannot be resolved by Purchaser and Seller within five (5) Business Days after timely delivery of any objections thereto, then, at the request of Purchaser or Seller, the specific matters in dispute shall be submitted to KPMG International or such other independent accounting firm as may be approved by Seller and Purchaser (KPMG International or such other independent accounting firm, as applicable, the “Auditors”), which firm shall, not later than twenty (20) Business Days after such submission, render its opinion as to such specific matters. If no such submission is made within five (5) Business Days after the delivery of the objections, then any unresolved objections shall be disregarded, and the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. Based on such opinion, the Auditors will then send to Seller and Purchaser their determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. Each of the parties shall bear all costs and expenses incurred by it in connection with such arbitration, and the fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Purchaser.

(iv)   If the Working Capital reflected on the Closing Date Working Capital Schedule as finally determined under SECTION 1.09(b)(iii) of this Agreement is less than the Target Working Capital, then within five (5) Business Days following the final determination thereof, Seller shall pay to Purchaser, by wire transfer of immediately available funds to the account or accounts designated by Purchaser, the amount of such deficiency with interest thereon at a rate per annum equal to the rate of interest published by the Wall Street Journal from time to time as the “prime rate” at the large U.S. money center banks (the “Agreed Rate”) during the period from the Closing Date to the date of payment. If the Working Capital reflected on the Closing Date Working Capital Schedule as finally determined under SECTION 1.09(b)(iii) is greater than the Target Working Capital, then within five (5) Business Days following the final determination thereof, Purchaser shall pay to Seller, by wire transfer of immediately available funds to the account or accounts designated by Seller, the amount of such excess with interest thereon at the Agreed Rate during the period from the Closing Date to the date of payment.

(c)   Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Date Working Capital Schedule and Closing Statement and the calculation of Working Capital and in the conduct of the review described in this SECTION 1.09, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

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Section 1.10    Inventory Verification.

(a)   SECTION 1.10(a) of the Disclosure Letter contains a preliminary list of all of the items comprising the Inventory on hand as of June 30, 2004 (the “Preliminary Inventory”), which list includes the quantities of such items on hand as of such date, as well as the book values of such items.

(b)   Promptly following the date hereof, in the presence of representatives of both Seller and Purchaser, the Company shall commence a physical count and reconciliation of the Inventory in accordance with the Company’s normal inventory procedures, as described in the Summary of Inventory Accounting Policies, a copy of which is set forth in SECTION 1.10(b) of the Disclosure Letter, as of November 1, 2004 and shall prepare an updated version of the list contained in SECTION 1.10(a) of the Disclosure Letter reflecting the results of such physical count and reconciliation (the “Final Inventory”). Such physical count and reconciliation shall be completed as expeditiously as possible but in any event within thirty (30) Business Days after the date hereof (or, if necessary, such later time as the parties may mutually agree, but in no event later than seventy-five (75) Business Days after the Closing) (the “Inventory Verification Period”). If, upon completion of such physical count, the parties agree on the Final Inventory, each of them shall execute a certificate in writing certifying as to their agreement regarding the Final Inventory and attach thereto a copy of the list of the Final Inventory so agreed to. Any items of Inventory that cannot be used or returned to a usable state in accordance with the Company’s past practices due to improper or missing documentation related to such items required under applicable Company Permits or Law shall not be included in the determination of the Final Inventory.

(c)   If the parties are unable to agree upon the Final Inventory on or before the expiration of the Inventory Verification Period, Seller on the one hand and Purchaser on the other shall each prepare a written statement specifying therein in detail the basis and reason for all disputes between the parties regarding the determination of the Final Inventory and the amounts in dispute. Within five (5) Business Days after the expiration of the Inventory Verification Period, they shall each submit such written statements to the Auditors, who shall act as an arbitrator, for resolution of all disputes set forth in such written statements. The Auditors shall be instructed to use commercially reasonable efforts to resolve all disputes as soon as practicable and in any event within twenty (20) Business Days after the submission to it of the parties’ written statements. Each of the parties shall bear all costs and expenses incurred by it in connection with such arbitration, and the fees of the Auditors shall be shared equally by Purchaser and Seller. This provision for arbitration shall be specifically enforceable by the parties, and the decision of the Auditors shall be final and binding and there shall be no right of appeal therefrom.

(d)   Within five (5) Business Days after the date on which the Final Inventory is finally determined in accordance with this SECTION 1.10 (whether by agreement of the parties or by decision of the Auditors), (i) if the Final Inventory exceeds the aggregate book value of the Preliminary Inventory set forth in SECTION 1.10(a) of the Disclosure Letter by more than $200,000, then Purchaser shall pay Seller the amount of such excess in immediately available funds, or (ii) if the aggregate book value of the Preliminary

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Inventory set forth in SECTION 1.10(a) of the Disclosure Letter exceeds the aggregate book value of the Final Inventory by more than $100,000, then Seller shall pay Purchaser the amount of such excess in immediately available funds.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in a Disclosure Letter delivered by Seller and the Company concurrently with the execution of this Agreement (the “Disclosure Letter”), Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

Section 2.01    Organization and Qualification. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Seller and the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by Seller or the Company, as applicable, or the nature of their respective businesses makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means (a) a material impairment or delay of the ability of Seller to consummate the transactions contemplated by this Agreement or (b) a material adverse change in, or effect on, the business, assets and liabilities (taken together), properties, condition (financial or otherwise) or results of operations of the Company; provided, however, that (i) any adverse change or effect directly and substantially attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships or any loss of employees), (ii) general business or economic conditions affecting the economy as a whole, (iii) conditions generally affecting the helicopter or aviation industries as a whole and (iv)  changes or developments in financial or securities markets or the economy in general, any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war, any acts of terrorism, any other international or domestic calamity or crisis or geopolitical event, or effects of weather or meteorological events shall each be excluded from such determination.

Section 2.02    Articles of Incorporation and By-Laws.

(a)   Seller has made available to Purchaser complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and by-laws of the Company, in each case as amended to the date of this Agreement. Seller is not in violation of any of the provisions of its certificate of incorporation or by-laws, and the Company is not in violation of any of the provisions of its articles of incorporation or by-laws.

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(b)   The minute books of the Company previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 2.03    Capitalization and Ownership.

(a)   The authorized capital stock of the Company consists of 3,000 shares of Company Common Stock. Two thousand shares of Company Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity interests in the Company issued or outstanding, and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

(b)   All of the Shares are owned of record and beneficially by Seller, and the consummation of the Stock Purchase will convey to Purchaser good title to the Shares, free and clear of all Liens (as hereinafter defined), except for those created by Purchaser or arising out of ownership of the Shares by Purchaser. Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of all Liens.

(c)   Except as set forth on SECTION 2.03(c) of the Disclosure Letter, there is no existing option, warrant, call, right or contract of any character to which Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither Seller nor the Company is a party to any voting trust or other Contract (other than this Agreement) with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.

Section 2.04    Authority Relative to the Transaction Documents. Each of Seller and the Company has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller or the Company are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents have been duly and validly executed and delivered by Seller and the Company and, assuming the due authorization, execution and delivery by Purchaser, constitute

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the legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with their terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, or principles governing the availability of equitable remedies).

Section 2.05    No Conflict; Required Filings and Consents.

(a)   The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller and the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws of Seller or the articles of incorporation or by-laws of the Company or (ii) except as set forth in SECTION 2.05(a) of the Disclosure Letter and assuming that all consents, approvals, authorizations and other actions described in SECTION 2.05(b) have been obtained and all filings and obligations described in SECTION 2.05(b) have been made, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (A) any contract, or permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (B) any Order of any Governmental Entity applicable to the Company or any of the properties or assets of the Company as of the date hereof; or (C) any applicable Law, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults, or other occurrences as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)   Except as set forth in SECTION 2.05(b) of the Disclosure Letter, the execution and delivery of the Transaction Documents by Seller do not, and the performance of them by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”), (ii) notices to, filings with or approvals of the U.S. Federal Aviation Administration (“FAA”) required under applicable Law, if any, (iii) notices to, filings with or approvals of the U.S. Department of Transportation (“DOT”) required under applicable Law, if any and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by the Transaction Documents, or otherwise prevent Seller from performing its obligations under the Transaction Documents, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 2.06    Company Permits; Compliance With Laws.

(a)   The Company is in possession of, and (assuming that all consents, approvals, authorizations and other actions described in SECTION 2.05(b) have been obtained and all filings and obligations described in SECTION 2.05(b) have been made) immediately following the Closing will continue to possess, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties and to carry on the Business in all material respects as it is now being conducted (the “Company Permits”), and, as of the date hereof, no suspension or cancellation of any material Company Permit is pending or, to the Knowledge of Seller, threatened. The Company has delivered copies or otherwise made available to Purchaser for inspection all Company Permits. The Company is up-to-date and current in all material respects with regard to record keeping and reporting that is necessary under any Company Permit, and no material Company Permit has been revoked, suspended, or limited in any material respect within the last five (5) years. All manuals, ratings, systems, and programs required to be in force, offered, promulgated, compiled, or assembled by the Company under any material Company Permit or other applicable Law, Federal Aviation Regulation (“FAR”) or Department of Transportation regulation are complete, current, up-to-date, in full force and effect, and comply in all material respects with the Company Permit applicable thereto.

(b)   The Company is not in conflict with, or in default or violation of, and there has been no event that with the giving of notice or the lapse of time or both would become a default or violation of, in any material respect (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, nor has it received notice of or been charged with such, nor, to the Knowledge of the Company or Seller, is the Company under investigation for any such violation, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected or (iii) any Company Permits.

Section 2.07    Financial Statements; Liabilities; Contracts.

(a)   SECTION 2.07(a) of the Disclosure Letter contains a balance sheet and income statement of the Company as of and for the period ending June 30, 2004 (the “Company Financial Statements”). Except as disclosed therein, such Company Financial Statements were prepared from the books of account and other financial records of the Company, are complete and correct in all material respects and present fairly the financial position and results of operation of the Company as at the dates and for the periods indicated therein, and, except as set forth in SECTION 2.07(a) of the Disclosure Letter, each of the items reflected in such Company Financial Statements was recorded in accordance with GAAP.

(b)   The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.

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(c)   Except (i) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Company Financial Statements, (ii) as otherwise disclosed herein or in SECTION 2.07(c) of the Disclosure Letter or (iii) for executory obligations existing as of the date of the Company Financial Statements that arose in the ordinary course of business consistent with past practice under contracts and agreements and that are disclosed in SECTION 2.08 of the Disclosure Letter (or to contracts or agreements that are not otherwise required to be disclosed in the Disclosure Letter by the terms of SECTION 2.08 of this Agreement), all liabilities and obligations of the Company (whether direct, indirect, accrued, contingent or otherwise) that would be required to be reflected or reserved against in the balance sheet of the Company included in the Company Financial Statements are so reflected or reserved against in such balance sheet of the Company.

Section 2.08    Material Contracts.

(a)   SECTION 2.08 of the Disclosure Letter sets forth all of the following Contracts (as defined in SECTION 8.10) to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)   Contracts with Seller or any current or former officer, director, stockholder or Affiliate of Seller;

(ii)   Contracts with any labor union or association representing any employee of the Company;

(iii)  Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(iv)  Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets;

(v)   Contracts for joint ventures, strategic alliances or partnerships;

(vi)   charter Contracts and master services agreements;

(vii)  Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(viii)  Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(ix)   Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien other than a Permitted Lien on any of its assets;

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(x)   Contracts under which the Company has made advances or loans to any other Person in excess of $100,000;

(xi)  Contracts providing for severance, retention, change in control or other similar payments;

(xii)  Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing for annual compensation in excess of $100,000;

(xiii)  Contracts for the provision of goods or services involving consideration in excess of $100,000 over the term of the Contract;

(xiv)  outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company;

(xv)   Contracts (or group of related contracts) which involve the expenditure of more than $100,000 and require performance by any party more than one year from the date hereof; and

(xvi)  Contracts with any Governmental Entity (each a “Government Contract”)

(xvii)  Contracts that are otherwise material to the Company.

(b)   Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Material Contract, nor, to the Knowledge of Seller or the Company, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company or, to the Knowledge of Seller or the Company, any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. Except as indicated in SECTION 2.08 of the Disclosure Letter, Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c)   None of the Government Contracts requires the Company to have a U.S. Government approved accounting system, and the Company is in substantial compliance with all material obligations imposed by Law upon the Company as a result of any Government Contract, including all material reporting or filing requirements (such as, by example but not by way of limitation, EEO-1 and VETS-100 forms) with all applicable Governmental Entities.

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Section 2.09    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in SECTION 2.09 of the Disclosure Letter, since the date of the Company Financial Statements the Company has conducted the Business only in the ordinary course of business, and there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in the Disclosure Letter, since the date of the Company Financial Statements:

(a)   as of the date hereof, there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to (i) any Aircraft or Company Property or (ii) any other property or asset of the Company having a replacement cost of more than $200,000 for all such losses;

(b)   there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(c)   the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ending December 31, 2004, except to the extent accrued on the Company Financial Statements or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d)   there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(e)   the Company has not made or rescinded any election relating to Taxes, or settled or compromised any material claim relating to Taxes;

(f)   the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(g)   the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer or partner of the Company, Seller or any Affiliate of Seller;

(h)   the Company has not mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

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(i)   the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business and not otherwise material to the Company;

(j)   the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company;

(k)   the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(l)   other than pursuant to the intercompany relationships described in SECTION 1.08 of the Disclosure Letter, the Company has not issued, created, incurred, assumed or guaranteed any indebtedness;

(m)   the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(n)   the Company has not instituted or settled any material Litigation; and

(o)   the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this SECTION 2.09.

Section 2.10    Absence of Litigation.

(a)   Except as set forth in SECTION 2.10(a) of the Disclosure Letter or in any notice provided pursuant to SECTION 4.14 hereof, there is no Litigation pending or, to the Knowledge of Seller or the Company, threatened against the Company, or any property or asset of the Company.

(b)   Except as set forth in SECTION 2.10(b) of the Disclosure Letter, neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Seller or the Company, continuing investigation by, any Governmental Entity, or any Order, determination or award of any Governmental Entity or arbitrator. Except as set forth in SECTION 2.10(b) of the Disclosure Letter, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

Section 2.11    Employee Benefit Plans; Labor Matters.

(a)   SECTION 2.11(a) of the Disclosure Letter contains a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus or other incentive compensation, collective bargaining agreements, employment, consulting or other compensation, incentive, equity or equity-based compensation, deferred compensation, retention, change in control, severance, sick

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leave, vacation pay, salary continuation, health, life insurance and educational assistance plans, policies agreements or arrangements as to which the Company has any obligations, contingent or otherwise (collectively, the “Company Plans”).

(b)   Correct and complete copies of the following documents, with respect to each of the Company Plans have been delivered or otherwise made available to Purchaser by Seller, to the extent applicable: (i) plan documents, summary plan descriptions, related trust documents, insurance contracts or other funding arrangements, and in each case, all amendments thereto; (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500 and all schedules thereto, (iii) the most recent IRS determination letter and (iv) the most recently prepared actuarial report and financial statement.

(c)   The Company has no express or implied legally binding arrangement that would constitute a commitment to create any additional Company Plan or to modify any existing Company Plan (other than with respect to a modification, change or termination required by ERISA or the Code).

(d)   Except as set forth in SECTION 2.11(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Stock Purchase will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Company Plan.

(e)   None of the Company Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) nor will the Company have any obligation to make any contribution to any Multiemployer Plan. None of the Company Plans is a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). With respect to each Company Plan, neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA has made or suffered a “complete withdrawal” or a “partial withdrawal” as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

(f)   Except as set forth in SECTION 2.11(f) of the Disclosure Letter, none of the Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person or (ii) obligates the Company to pay separation, severance, termination or other benefits as a result of the transactions contemplated by this Agreement.

(g)   To the Company’s or Seller’s Knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan, which could reasonably be expected to give rise to liability of the Company equal to or greater than $500,000 in the aggregate. The Company is not currently liable and has not previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section

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502(c) of ERISA which could reasonably be expected to give rise to liability of the Company equal to or greater than $500,000 in the aggregate, and to the Company or Seller’s Knowledge, no fact or event exists which could reasonably be expected to give rise to any such liability.

(h)   Except as set forth in SECTION 2.11(h) of the Disclosure Letter, there are no pending actions, claims or lawsuits which have been asserted or instituted relating to the Company Plans, the assets of any of the trusts under such plans or the sponsor, administrator or fiduciary of any of the Company Plans, with respect to the operation of such plans (other than routine benefit claims which could not reasonably be expected to result in a Company Material Adverse Effect), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(i)   Except as set forth in SECTION 2.11(i) of the Disclosure Letter, none of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(j)   The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full (other than liability for premiums to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course), including, without limitation, any liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA maintained by the Company or any ERISA Affiliate (as defined at the end of this paragraph) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (a “Title IV Plan”). With respect to the Title IV Plans, (i) no complete or partial termination has occurred within the five (5) years preceding the date of this Agreement with respect to any Title IV Plan, (ii) no reportable event (within the meaning of Section 4043 of ERISA) for which the 30-day notice requirement to the PBGC has not been waived has occurred or is expected to occur with respect to any Title IV Plans, (iii) no asset of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, (iv) the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code and (v) no fact or event exists which would give rise to any such lien or requirement to post any such security, which could, in each of (i)-(v) listed above, reasonably be expected to give rise to liability of the Company equal to or greater than $500,000 in the aggregate. An “ERISA Affiliate” shall mean any Affiliate of the Company and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code.

(k)   The Company Plans have been maintained, in all material respects, in accordance with their terms and with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except for such Law violations as could not reasonably be expected to give rise to liability of the Company equal to or greater than $500,000 in the aggregate. To the Knowledge of Seller or the Company, nothing has

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occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the imposition to the Company of any liabilities, penalties or taxes under ERISA or the Code which, in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect.

(l)   The Company has not incurred any liability under, and has complied in all respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. The Company does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Closing. SECTION 2.11(l) of the Disclosure Letter lists all notices given by the Company in connection with WARN.

(m)   (i) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company, nor, to the Knowledge of Seller and the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) the Company has not breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company under any such agreement or contract; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Seller and the Company, threat thereof, by or with respect to any employees of the Company.

Section 2.12    Taxes.

(a)   All income and other material Tax Returns required to be filed by or with respect to the Company (or any Affiliated Group of which the Company is or was a member) prior to the date of this Agreement (taking into account extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown due on such returns and all other material amounts of Taxes (whether or not required to be shown on a Tax Return) payable by or with respect to the Company (or any Affiliated Group of which the Company is or was a member) have been timely paid or accrued on the Company Financial Statements.

(b)   SECTION 2.12(b) of the Disclosure Letter lists all income and other material Tax Returns filed with respect to the Company since December 31, 2000. Seller has made available to Purchaser complete copies of the relevant portions of all income and other material Tax Returns of, examination reports relating to, and statements of deficiencies assessed against or agreed to by, the Company during such period.

(c)   Except as set forth in SECTION 2.12(c) of the Disclosure Letter, neither the Company nor any Person on its behalf has waived any statute of limitations in respect of Taxes or agreed to, or become a party to, any extension of time with respect to a Tax

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assessment or deficiency or the period for filing any Tax Return, which waiver of statute of limitations or extension of time has not since expired.

(d)   Except as set forth in SECTION 2.12(d) of the Disclosure Letter, the Company is not a party to any pending action or proceeding, and, neither Seller nor the Company has received any written notice that there is any action or proceeding threatened by any Governmental Entity against the Company for assessment or collection of Taxes. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of or with respect to the Company have been fully paid.

(e)   The Company has not been a member of any Affiliated Group other than the Affiliated Group of which Seller is the common parent, and the Company does not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Law (other than as a member of such group).

(f)   The Company has withheld or collected and timely paid over to the appropriate Governmental Entity (or is properly holding for such payment) all Taxes required by applicable Law to be withheld or collected.

(g)   Neither Seller nor the Company has received any written notice that a claim with regard to Taxes has been made by a Governmental Entity in a jurisdiction in which no Tax Return is filed by or with respect to the Company such that the Company may be subject to taxation by that jurisdiction.

(h)   Other than any Lien for current taxes and assessments not yet past due, there are no Liens for Taxes upon the assets of the Company.

(i)   The Company is not subject to private letter rulings of the IRS or comparable rulings from any other Governmental Entity.

(j)   Neither the Company nor any Person on its behalf has (i) agreed, is required or has any application pending, to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable Law or has received notice that any Governmental Entity has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(k)   None of the property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or

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(vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(l)   The Company is not a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which Purchaser or any of its Affiliates (including the Company) will have any obligation to make any payments after the Closing.

(m)   The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)   There is no taxable income of the Company that will be required under applicable Law to be reported by Purchaser or any of its Affiliates (including the Company) for a taxable period (or portion thereof) beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(o)   Except as set forth in SECTION 2.12(o) of the Disclosure Letter, the Company is not and within the last five (5) years has not been, or treated as having been, engaged in a trade or business or a permanent establishment in any jurisdiction other than the United States, and the Company has not within the last five (5) years been and is not subject to taxation (including any withholding tax) in any jurisdiction other than the (i) United States or (ii) a jurisdiction in the United States.

(p)   Except as set forth in SECTION 2.12(p) of the Disclosure Letter, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances would obligate the Company to make any payments that will not be deductible under Section 280G of the Code or subject to Section 4999 of the Code.

(q)   The Company does not, directly or indirectly, own any capital stock or other equity interest in any other Person.

(r)   The Company is a member of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2), and Seller is eligible to make the Section 338(h)(10) Election with respect to the Company.

Section 2.13    Environmental Matters.

(a)   For purposes of this Agreement, the following terms shall have the following meanings: (i) “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company has incurred or is responsible for Environmental Costs and Liabilities,

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including, but not limited to, assessments, judgments, damages, penalties, fines, or remedial obligations; (ii) “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar local, state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been an actual or threatened Release of a Hazardous Substance; (iii) “Environmental Costs and Liabilities” means Liabilities arising out of the ownership or operation of the business of the Company or the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, occupied, operated or leased by the Company, in each case to the extent based upon or arising out of (A) Environmental Law, (B) a failure to obtain, maintain or comply with any Environmental Permit, (C) a Release of any Hazardous Substance, or (D) the use, generation, storage, transportation, treatment, manufacture, distribution, sale, or off-site disposal of Hazardous Substances; (iv) “Environmental Laws” means any and all applicable Laws issued, promulgated or entered into by any Governmental Entity relating to the environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently enacted including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, any all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances; (v) “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law; (vi) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as pollutants, contaminants, wastes, hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA (vii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying,

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discharging, injecting, escaping, leaching, dumping, exposure to or disposing of Hazardous Substances into or in the Environment.

(b)   Except as set forth in SECTION 2.13(b) of the Disclosure Letter or as would not be reasonably expected to result in Environmental Costs and Liabilities of $100,000 individually or $500,000 in the aggregate: (i) the Company has secured, and is in compliance with, all Environmental Permits required in connection with its operations and the Company Properties, all such Environmental Permits are valid and in full force and effect, and none of such Environmental Permits will be terminated or impaired or become terminable as a result of this transaction; (ii) the Company has not violated and is not in violation of any Environmental Laws, the Company has not received notice alleging that it is not in compliance with Environmental Laws, and the Company is not aware of facts or circumstances that are likely to result in the failure of the Company to comply with or constitute a violation of any Environmental Laws or Environmental Permits; (iii) none of the properties owned or leased by the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance, there has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Company Property or any other property currently or formerly owned, occupied, operated or leased by the Company; (iv) the Company is not actually or potentially or, to the Knowledge of Seller or the Company, allegedly liable for any off-site contamination, the Company has not received a CERCLA 104(e) information request nor has the Company been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law, and the Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off-site location that is an Environmental Clean-up Site; (v) there are no past, pending or, to Seller’s or the Company’s Knowledge, threatened Environmental Actions against or affecting the Company, the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against the Company, and the Company is not subject to any Order relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance, and there are no past Environmental Actions under which the Company has any unfulfilled remedial obligations or ongoing monitoring or reporting obligations; (vi) any aboveground or underground tanks previously situated on the Company Properties or any other property currently or formerly owned, occupied, operated or leased by the Company have been removed in accordance with all Environmental Laws, there are no articles, containers or equipment containing PCBs in, at, on, under or within the Company Properties in excess of applicable standards, and there is no asbestos-containing material in, at, on, under or within the Company Properties in excess of applicable standards; and (vii) the Company has made available to Purchaser all material written environmental and worker health and safety investigations, assessments, studies, audits, tests and reports that have been prepared by or on behalf of the Company.

Section 2.14    Real Property.

(a)   SECTION 2.14(a) of the Disclosure Letter sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company (individually,

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an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth in SECTION 2.14(a) of the Disclosure Letter and (B) Permitted Liens. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company has not used, nor allowed any other Person to use, any Company Property for any purpose other than helicopter or fixed-wing aviation operations and such other uses as are normally incident thereto. Except as indicated in SECTION 2.14(a) of the Disclosure Letter, the Company has delivered or otherwise made available to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)   The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and the Company has neither received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of Seller or the Company, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto.

(c)   The Company has all certificates of occupancy and Company Permits of any Governmental Body necessary in all material respects for the current use and operation of each Company Property.

(d)   There does not exist any actual or, to the Knowledge of Seller or the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither Seller nor the Company has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)   None of the Seller nor the Company has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f)   Except as set forth in SECTION 2.14(f) of the Disclosure Letter, the Company does not own or hold, and is not obligated under or a party to, any option, right

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of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 2.15    Tangible Personal Property.

(a)   The Company has good title to all of the items of tangible personal property reflected on the Company Financial Statements (except as sold or disposed of subsequent to the date thereof in the ordinary course of business), including the Aircraft (as defined in SECTION 2.17(a)) and Related Equipment (as defined in SECTION 8.10(s)), free and clear of any and all Liens, other than (i) Liens set forth in SECTION 2.15(a) of the Disclosure Letter and (ii) Permitted Liens.

(b)   SECTION 2.15(b) of the Disclosure Letter sets forth all leases of personal property involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound (“Personal Property Leases”). The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)   The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of Seller or the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Knowledge of Seller or the Company, by any other party thereto. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

Section 2.16    Intellectual Property.

(a)   SECTION 2.16(a) of the Disclosure Letter sets forth an accurate and complete list of all patents, registered marks, pending applications for registrations of any marks and unregistered marks, registered copyrights, and pending applications for registration of copyrights, owned or filed by the Company (collectively, the “Intellectual Property”). SECTION 2.16(a) of the Disclosure Letter lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)   Except as disclosed in SECTION 2.16(b) of the Disclosure Letter, the Company is the sole and exclusive owner of all right, title and interest in and to (i) all of the patents, the marks, each of the registered copyrights and pending applications filed by the Company therefor, and (ii) each of the other material copyrights in any works of authorship prepared by or for the Company that resulted from or arose out of any work

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performed by or on behalf of the Company or by any employee, officer, consultant or contractor of any of them. To the Knowledge of Seller or the Company, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other material Intellectual Property used, sold or licensed by the Company in its businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in SECTION 2.16(e) of the Disclosure Letter).

(c)   The material Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or technology in connection with the business as presently and as currently proposed to be conducted, and the Company’s present and currently proposed business practices and methods do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person, and, to the Knowledge of the Company or the Seller, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or any of their present or former employees is a party). The material Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights necessary to enable the Company to conduct its businesses in the manner in which such business is currently being conducted and, to the Knowledge of the Company or the Seller, as currently proposed to be conducted.

(d)   Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in SECTION 2.16(d) of the Disclosure Letter, the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any material Intellectual Property, or other third party, with respect to the use thereof in connection with the conduct of the businesses of the Company as currently conducted or proposed to be conducted.

(e)   SECTION 2.16(e) of the Disclosure Letter sets forth a complete and accurate list of all contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Intellectual Property or (B) conduct the business in any market or geographical area or with any Person or (iii) containing an agreement to indemnify any other person against any claim of infringement of Intellectual Property.

(f)   Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Intellectual Property License, nor, to the Knowledge of the Company or the Seller, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would

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constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g)   The Company has not authorized any disclosure of any of the Company’s trade secrets or other non-public, proprietary information material to its Business as presently conducted, and to the Knowledge of Seller or the Company, no such trade secrets or such other information have been actually disclosed by the Company to any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property, except for immaterial disclosures. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the trade secrets of the Company and any other of its non-public, proprietary information material to its Business as presently conducted, including invention disclosures, not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Company operates.

(h)   As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of Seller or the Company, threatened Litigation which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property. The Company has not received notice of any such threatened claim and, to the Knowledge of Seller or the Company, there are no facts or circumstances that reasonably would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company’s rights in and to material Intellectual Property are valid and enforceable.

(i)   To the Knowledge of Seller or the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(j)   There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Intellectual Property.

(k)   The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property.

(l)   No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company. To the Knowledge of Seller or the Company, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

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(m)   SECTION 2.16(m) of the Disclosure Letter sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and is material to the operation of the Business and (ii) all Software that is material to the Company’s operation of the Business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

Section 2.17    Aircraft; Adequacy of Rights.

(a)   SECTION 2.17(a) of the Disclosure Letter is a complete, accurate, and updated list of all aircraft owned by the Company and/or used by the Company in its Business as currently conducted (the “Aircraft”), including the insured values thereof. All Aircraft owned by the Company on the date hereof are duly registered in the name of the Company as the registered owner thereof. All Aircraft covered by conditional purchase agreements or leases to the Company are duly registered to such vendors or lessors as owner. There are no Liens against the Aircraft, except as set forth in SECTION 2.17(a) of the Disclosure Letter.

(b)   Each of the Aircraft has a Certificate of Airworthiness.

(c)   Except as noted in the applicable records and logs of the Aircraft and their respective Related Equipment, copies of which have been provided to or otherwise made available to Purchaser for inspection, no Aircraft or any of its Related Equipment have or have had any material damage or accident history, no FAA Form 337’s or 8110-3’s have been filed with regard to any Aircraft, and no Aircraft have been involved in any major incidents or accidents. All NTSB Form 6120’s which the Company has filed in the last five (5) years are set forth in SECTION 2.17(c) of the Disclosure Letter.

(d)   While operated by the Company, all Aircraft have been flown, and all Aircraft and their respective Related Equipment have been operated, inspected, and maintained (including but not limited to any necessary preventive maintenance), in all material respects, in accordance with all applicable FAA regulations and requirements as well as all manufacturer guidelines, aircraft flight manuals, and other requirements or authorized alternative method of compliance.

(e)   While operated by the Company, all Aircraft and their respective Related Equipment have at all times been, as applicable, maintained, inspected, flown, operated, and repaired by duly qualified and certificated pilots, crew members, flight attendants, and mechanics, in all material respects, in accordance with all applicable Company Permits and Law requirements as well as any insurance requirements applicable to the Aircraft and their respective Related Equipment.

(f)   All Aircraft Documents (as defined below) are in all material respects complete, accurate, and up-to-date including, but not limited to, matching and consistent component cards for all components or accessories installed in any Aircraft. All material maintenance discrepancies have been duly and completely noted in the Aircraft Documents for each Aircraft. “Aircraft Documents” shall mean any and all log books,

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maintenance records, engine log books, and all other maintenance, modification, alteration, manufacturer origin, overhaul, repair, and inspection records and all other current and historical records and documentation pertaining to each Aircraft or its Related Equipment including, without limitation, all such documents and records required to be maintained under applicable Law, the applicable Company Permits, and in accordance with the requirements of all applicable FAR’s and DOT regulations. Such records shall also include all documentation initially and subsequently furnished by the manufacturers of each Aircraft or its Related Equipment.

(g)   All necessary FAA or DOT forms relative to maintenance, inspection, repair, and overhaul of each Aircraft or its Related Equipment have been duly and timely filed with the FAA or DOT, as applicable, and noted in the Aircraft Documents, including, but not limited to all FAA Form 337’s, 8110-3’s, and ICA’s while such Aircraft and its Related Equipment have been operated by the Company.

(h)   The Company is a duly certified air carrier, and there are in full force and effect a DOT Certificate of Public Convenience and Necessity, an Air Carrier Certificate authorizing operations under FAR Parts 121, 133, 135 and 137 and Repair Station Certificates under FAR Part 145 that are adequate for the conduct of the Business as presently conducted by the Company.

Section 2.18    Aircraft Crew Members. As used herein, the term “Crew Member” means a pilot, mechanic, flight attendant FAR 121 dispatcher or other aircraft crew member, as applicable, whether currently employed by the Company or not.

(a)   All Aircraft Crew Members have current and valid medical certificates to the extent they are required to have them under the applicable Company Permits and applicable FAA requirements;

(b)   All Aircraft Crew Members have been trained and are current in their applicable training requirements, all in accordance with the applicable Company Permits, applicable Law, and any other particular FAA and/or insurance requirements applicable to the business of the Company as it is now conducted;

(c)   All Aircraft Crew Members are current and up-to-date with regard to any drug testing or drug use detection training as required under the applicable Company Permits; and

(d)   With regard to the Company or any Aircraft Crew Member, SECTION 2.18(d) of the Disclosure Letter sets forth all inquiries, proposed certificate actions, warning notices, letters of correction, administrative actions, enforcement actions, emergency actions, consent orders, orders of compliance, cease and desist orders, orders of denial, requests for re-examination, civil penalties, and/or criminal actions (all of which are collectively referred to as the “Government Actions”) which have been initiated or proposed by the FAA as against the Company or, to the Knowledge of Seller or the Company, any Aircraft Crew Member within the last five (5) years, true and complete copies of which have been provided or otherwise made available to Purchaser.

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No other Government Actions are pending against the Company or, to the Knowledge of Seller or the Company, any Aircraft Crew Member, and, to the Knowledge of Seller or the Company, no other Government Actions are threatened or imminent as against the Company or any Aircraft Crew Member. Neither the Company nor, to the Knowledge of Seller or the Company, any Aircraft Crew Member has had any material license, certificate, validation, or authorization suspended, revoked, or limited in any manner during the last five (5) years, nor is the Company or, to the Knowledge of Seller or the Company, any Aircraft Crew Member currently subject to any restriction, limitation, suspension, FAA order or request for remedial training of any kind or character.

Section 2.19    Accounts Receivable. Solely with respect to accounts receivable of the Business that are not paid or settled in accordance with SECTION 1.08 of this Agreement, all such accounts receivable of the Company with respect to the Business are reflected properly on the books and records of the Company, are valid, have arisen from bona fide transactions in the ordinary course of business and are subject to no setoff or counterclaim. The accounts receivable reserves on the face of the balance sheet included in the Company Financial Statements have been established based on the past practices of the Business and, in light of the collections experience of the Business, are, to Seller’s and the Company’s Knowledge, adequate to cover accounts receivable in existence as of the date of such balance sheet that are not collectible in accordance with their terms and were recorded in accordance with GAAP consistently applied.

Section 2.20    Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient in all material respects for all requirements of applicable Law and all agreements to which the Company is a party or by which it is bound. Set forth in SECTION 2.20 of the Disclosure Letter is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium as of the date hereof, and Seller or the Company has provided or otherwise made available to Purchaser true and complete copies of all such insurance policies and fidelity bonds. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company or the Seller, no threat has been made to cancel any insurance policy of the Company during such period. No underwriter of any insurance policy applicable to the Company or any of its properties or assets has denied coverage of any pending or open claims made with respect to the Company or any of its properties or assets.

Section 2.21    Related Party Transactions. Except as set forth in SECTION 2.21 of the Disclosure Letter, none of Seller or any of its directors, officers, partners, stockholders or Affiliates or any director, officer, partner, stockholder or Affiliate of the Company (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

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Section 2.22    Customers and Suppliers. SECTION 2.22 of the Disclosure Letter sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2003 and the six (6) months ended June 30, 2004, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.

Section 2.23    Banks. SECTION 2.23 of the Disclosure Letter contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on SECTION 2.23 of the Disclosure Letter, no person holds a power of attorney to act on behalf of the Company with respect to such accounts or safe deposit boxes.

Section 2.24    Brokers. Except for Simmons & Company International, whose fees will be paid by Seller, no broker, finder or investment banker is entitled to a brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Disclosure Letter delivered by Purchaser concurrently with the execution of this Agreement (the “Purchaser Disclosure Letter”), Purchaser hereby represents and warrants to Seller and the Company that:

Section 3.01    Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.02    Authority Relative to the Transaction Documents. Purchaser has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, or principles governing the availability of equitable remedies).

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Section 3.03    No Conflict; Required Filings and Consents

(a)   The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws of Purchaser, (ii) except as set forth in SECTION 3.03(a) of the Purchaser Disclosure Letter and assuming that all consents, approvals, authorizations and other actions described in SECTION 3.03(b) have been obtained and all filings and obligations described in SECTION 3.03(b) have been made, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Stock Purchase.

(b)   The execution and delivery of the Transaction Documents by Purchaser do not, and the performance of them by Purchaser will not require, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of Blue Sky Laws and the pre-merger notification requirements of the HSR Act, (ii) notices to, filings with or approvals of the FAA required under applicable Law, if any, (iii) notices to, filings with or approvals of the DOT required under applicable Law, if any and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated thereby, or otherwise prevent Purchaser from performing its obligations under the Transaction Documents, and would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Stock Purchase.

Section 3.04    Acquisition of Shares for Investment. Purchaser is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable Blue Sky Laws, except under an exemption from such registration under the Securities Act and such Blue Sky Laws.

Section 3.05    Availability of Funds. At the Closing Purchaser will have sufficient immediately available funds, in cash, to pay the Purchase Price and any other amounts payable under this Agreement as and when due hereunder and to effect the transactions contemplated by this Agreement, all without any further third-party consent or approval required.

Section 3.06    Litigation. Except as set forth in SECTION 3.06 of the Purchaser Disclosure Letter, there is no Litigation pending or, to the knowledge of Purchaser, threatened

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against Purchaser or any of its Affiliates before any court, arbitrator or Governmental Entity, which would, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Stock Purchase.

Section 3.07    Brokers. No broker, finder or investment banker is entitled to a brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01    Conduct of Business by the Company Pending the Closing. Seller and the Company covenant and agree that, during the period from the date of this Agreement to and including the Closing Date, except as set forth in SECTION 4.01 of the Disclosure Letter or as specifically contemplated by any other provision of this Agreement or consented to by Purchaser in writing, the Company shall, and Seller shall cause the Company to:

(a)   carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its ongoing business shall not be impaired in any material respect at the Closing; provided, however, that no action by Seller or the Company specifically permitted by any other provision of this Agreement shall be deemed a breach of this SECTION 4.01(a);

(b)   maintain (i) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted, in accordance with the Company’s past practices and (ii) insurance upon all of the properties and assets of the Company insured as of the date of this Agreement in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(c)   (i) maintain the books, accounts and records of the Company in the ordinary course of business, (ii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts other than in accordance with the Company’s past practices and (iii) comply with all material contractual and other obligations applicable to the operation of the Company;

(d)   comply in all material respects with all applicable Laws and Company Permits;

(e)   not amend or otherwise change the Company’s articles of incorporation or by-laws;

(f)   not transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital

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stock of the Company of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company, (ii) any Aircraft or (iii) any other asset of the Company except (A) in the ordinary course of business and in a manner consistent with past practice and (B) for consideration less than $100,000;

(g)   not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(h)   not (i) acquire or dispose of (including, without limitation, by merger, consolidation, acquisition or disposition of stock or assets, or by liquidation or dissolution) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition or disposition of assets (other than the Aircraft and the Company Properties) in the ordinary course of business consistent with past practice, provided that the Company shall not acquire Inventory in excess of $2,000,000 in the aggregate; (ii) other than pursuant to the intercompany relationships described in SECTION 1.08 of the Disclosure Letter, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; (iii) enter into, amend in any material respect or terminate any contract or agreement material to the business, results of operations or financial condition of the Company taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures for the Company in an aggregate amount not exceeding the sum of (A) the amounts (by category) provided in the capital expenditure budget for the fiscal year ending December 31, 2004 previously provided to Purchaser and (B) $3,000,000; (v) enter into any commitment for capital expenditures of the Company in excess of $500,000 for any individual commitment and $2,000,000 for all commitments in the aggregate; (vi) enter into any Contract that is not cancelable by the Company upon thirty (30) days notice without penalty; or (vii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this SECTION 4.01(h);

(i)   subject to any Lien (other than Permitted Liens) or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company;

(j)   not (i) increase the compensation payable or to become payable to its employees, except for increases in accordance with past practices in salaries or wages of employees of the Company, (ii) grant any severance or termination pay to any employee of the Company, (iii) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or (iv) establish, adopt, enter into, extend, amend or terminate any collective bargaining, bonus, profit, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

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(k)   except as set forth in SECTION 4.01(k) of the Disclosure Letter, not make any tax election or settle or compromise any income tax liability;

(l)   not take any action that would prevent or impede any party to this Agreement from obtaining any consent or approval the receipt of which is a condition to the consummation of the transactions contemplated hereby;

(m)   not enter into any agreement or arrangement that would limit or otherwise restrict the Company or any successor thereto or, after the Closing, Purchaser or any subsidiary thereof or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(n)   not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet of the Company (including the notes thereto) included in the Company Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice;

(o)   fly, operate, inspect, and maintain (including but not limited to any necessary preventive maintenance) all Aircraft in accordance with all applicable FAA regulations and requirements as well as all applicable manufacturer guidelines, aircraft flight manuals, insurance requirements and Company Permits;

(p)   not defer, keep open or carry forward any maintenance items or discrepancies if doing so would result in the grounding of an Aircraft due to airworthiness or safety of flight issues, nor request any extension for any maintenance, repair or overhaul past the applicable limits as set forth in the Aircraft’s manual(s), other than by methods already approved via the Company’s FAA Operations Specifications;

(q)   comply in full, or via authorized alternative method of compliance, with all manufacturer service bulletins, alert service bulletins and FAA airworthiness directives within the time periods for compliance specified in such service bulletins and airworthiness directives;

(r)   maintain, inspect, fly, operate, and repair by duly qualified and certificated pilots, crew members, flight attendants and mechanics all Aircraft in accordance with all applicable Company Permits and FAA regulations and requirements as well as any insurance requirements applicable to the Aircraft;

(s)   not introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distribution of such products;

(t)   not make a change in its accounting or Tax reporting principles, methods or policies;

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(u)   not terminate, amend, restate, supplement or waive any material rights under any Material Contract, Real Property Lease, Personal Property Lease, Intellectual Property or Company Permits; and

(v)   not take any action that would render, or which reasonably may be expected to render, (i) any of the representations or warranties of Seller set forth in this Agreement untrue at the Closing or (ii) except as otherwise permitted by SECTION 6.05, any of the conditions set forth in ARTICLE V not being satisfied.

Seller further covenants and aggress that Seller shall not authorize or enter into, or permit the Company to enter into, an agreement to do anything prohibited by the foregoing SECTION 4.01(b) through SECTION 4.01(v).

Section 4.02    Access to Information; Confidentiality.

(a)   To the fullest extent possible and consistent with applicable Law, Seller and the Company shall afford to Purchaser and its officers, employees, accountants, counsel, financial advisors and other representatives (“Representatives”) reasonable access during normal business hours during the period prior to the Closing to all of the officers, employees, agents, properties, books, contracts, commitments and records of the Company, and during such period, the Company shall furnish promptly to Purchaser and its Representatives all information concerning the businesses, properties and personnel of the Company as Purchaser may reasonably request and allow Purchaser to make extracts and copies of such books and records. Without limiting the immediately preceding sentence, Seller and the Company shall, to the fullest extent possible and consistent with applicable Law, afford to Purchaser and its Representatives reasonable access to the Aircraft, their respective Related Equipment and the Aircraft Documents for inspection and evaluation at such times as may be reasonably requested by Purchaser during the period prior to the Closing. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller and the Company contained in this Agreement. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company shall, and Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to, cooperate fully with such representatives in connection with such review and examination.

(b)   Until the Closing, Purchaser, Seller and the Company will be bound by, and will hold any information received pursuant to this Agreement in confidence in accordance with the terms of, the confidentiality agreement between Seller and Purchaser dated April 22, 2004 (the “Confidentiality Agreement”), except to the extent reasonably necessary in connection with the exploration and pursuit of a potential sale of the Fixed Wing Business. Other than as specifically contemplated by SECTION 4.08, none of Seller or any of its Affiliates will have any obligation to make available or provide to Purchaser or its Representatives a copy of any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates, or any related material.

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Section 4.03    Interim Financial Statements. Seller and the Company shall provide to Purchaser, within thirty (30) days after the end of each calendar month, monthly interim updates to the Company Financial Statements, which shall be prepared on the same basis as the Company Financial Statements.

Section 4.04    Notice of Litigation. Seller and the Company shall each notify Purchaser orally and in writing promptly (but in no event later than two (2) Business Days and in any event prior to the Closing) upon such party having Knowledge of any pending or threatened Litigation against the Company not already disclosed in SECTION 2.10(a) of the Disclosure Letter.

Section 4.05    Approvals and Consents; Cooperation.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties (i) shall make promptly its filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated hereby and, if so determined by Purchaser, join with Purchaser in requesting early termination of the waiting period under the HSR Act in order that the Closing may proceed, (ii) shall make promptly any required filings with the FAA and the DOT so that the Company shall be able to operate the Business substantially as it is currently conducted, and (iii) shall use commercially reasonable efforts to obtain as promptly as practicable (A) all approvals of the FAA required under applicable Law, if any, (B) all approvals of the DOT required under applicable Law, if any, (C) all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including opposing any attempt by any Governmental Entity to obtain a preliminary or permanent injunction, or to affirm on appeal any such injunction, from the Federal Trade Commission or a federal or state court to enjoin the consummation of the transactions contemplated hereby under any antitrust Law, and provided that Purchaser shall consider in good faith but shall not be required to agree to any proposal to make any material modification to the business transaction contemplated by this Agreement in order to obtain the agreement of any Governmental Entity to permit the transactions contemplated hereby to be consummated and (D) all necessary consents, approvals or waivers from third parties and (iii) shall execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)   Seller and Purchaser each agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

Section 4.06    No Solicitation of Transactions.

(a)   Seller and the Company agree that they and their respective Representatives shall not, directly or indirectly, discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring

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or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)   Seller and the Company shall notify Purchaser orally and in writing promptly (but in no event later than two (2) Business Days) after receipt of any proposal or offer from any Person other than Purchaser to effect an Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller and the Company shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)   Seller and the Company shall (and shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. Seller and the Company agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(d)   Notwithstanding any other provision of this Agreement to the contrary, the provisions of this SECTION 4.06 and all rights and obligations of the parties under or with respect to this SECTION 4.06 shall terminate and be of no further force or effect as of and upon the occurrence of the Closing.

Section 4.07    Employees; Employee Benefits.

(a)   SECTION 4.07(a) of the Disclosure Letter sets forth a true, correct and complete list of all individuals who are employed by the Company on a full-time, permanent or part time basis principally at or with respect to the Business of the Company as of the date of this Agreement (such individuals, together with any individuals who may be added to such list prior to the Closing Date in accordance with this SECTION 4.07(a) are collectively referred to herein as the “Company Employees”). Any employee of the Company who is not actively at work on the Closing Date due to a short-term absence, whether paid or unpaid (e.g., vacation, holiday, jury duty, FMLA,

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pregnancy, parental and bereavement leave, military leave, scheduled time off, or illness or injury leave) in compliance with the applicable policies of the Company (or a long-term absence covered under a long-term disability Company Plan) or any employee of the Company who is not actively at work on the Closing Date and is receiving worker’s compensation payments from the Company as required by applicable Law will be deemed a “Company Employee.” SECTION 4.07(a) of the Disclosure Letter will set forth each Company Employee’s name, position, hourly wage rate or salary, total compensation (including incentive and similar compensation), and the vacation time to which each Company Employee is entitled (for purposes of SECTION 4.07(b)). Such list also identifies: (i) all Company Employees covered by a severance plan, policy or arrangement and the amount such Company Employee may be entitled to under such severance plan, policy or arrangement; and (ii) any Company Employee who is currently on military leave from the Company and whether any such Company Employee is entitled to re-employment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) or other applicable Laws. Not later than three (3) Business Days prior to the Closing Date, such list shall be updated to reflect any additional individuals who become Company Employees in the ordinary course of the conduct of the Company’s business after the date of this Agreement and prior to the Closing Date.

(b)   Seller and the Company shall take all necessary action to effect the cessation of active participation by the Company Employees in the Company Plans effectively as of the Closing Date, or such other date as Seller and Purchaser may agree in the Transition Services Agreement. In connection therewith, Seller shall timely provide all Company Employees with any notices required under Code Section 4980F and shall, or shall cause the Company to, give notice to all affected Company Employees that their active participation in the Company Plans shall terminate on the Closing Date, or such other date as may be set forth in a Transition Services Agreement (the “Transition Date”). Subject to the provisions of a Transition Services Agreement, beginning immediately after the Closing Date, any (i) retirement plan, (ii) employee welfare benefit plan, (iii) material fringe benefit including vacation pay or paid sick leave or (iv) other retirement, bonus, severance or incentive plan or program that Purchaser maintains, contributes to or participates in (collectively, “Purchaser Employee Benefit Plans”) shall be made available to each Company Employee when, and on the same terms and conditions, such Purchaser Employee Benefit Plan would be made available to an employee of Purchaser or Purchaser’s Affiliates who is similarly situated to the Company Employee. Purchaser and Purchaser Employee Benefit Plans shall recognize (A) each Company Employee’s years of service prior to the Closing Date with Seller and the Company (including service with any other employer that was recognized by Seller or the Companies) for purposes of eligibility and vesting, (B) the amount of annual vacation time for each Company Employee under Purchaser’s vacation policy to which a similarly situated employee of Purchaser or Purchaser’s Affiliates would be entitled and (C) such service of each Company Employee for all other purposes for which such service is either taken into account or recognized; provided, however, that such service shall not be credited for purposes of benefit accrual or level of benefits or to the extent it would result in a duplication of benefits. Purchaser and Purchaser Employee Benefit Plans shall also

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recognize and comply with all reemployment rights and service crediting provisions of USERRA and other applicable Laws for purposes of this SECTION 4.07(b).

(c)   Effective as of the Closing, the Company and Purchaser shall assume and perform all of the obligations and liabilities of Seller under the severance benefit plans and retention bonus award agreements of Seller or the Company attached to SECTION 4.07(c) of the Disclosure Letter in accordance with the terms and conditions of such plans and agreements. Purchaser shall be responsible for and assume all liability for all notices or payments due to any Company Employees, and all notices, payments, fines or assessments due to any Governmental Entity, under any applicable Law with respect to the employment, discharge or layoff of employees by the Company or Purchaser after the Closing Date, including WARN and any rules or regulations as have been issued in connection with the foregoing.

(d)   Seller agrees to cooperate with Purchaser in connection with any and all notifications, benefits and liabilities to any Company Employee and Governmental Entities under WARN or any other applicable Law relating to plant closings, mass layoffs, or employee separations or severance pay that are first required to be provided or discharged prior to, on or after the Closing Date.

(e)   Purchaser agrees that upon the Transition Date, each Company Employee shall be immediately eligible to participate, without any waiting time, in a group health plan, as defined in Section 5000(b)(1) of the Code of Purchaser or Purchaser’s Affiliates (“Purchaser Medical Plan”). Purchaser agrees that the Purchaser Medical Plan shall (i) credit each Company Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the plan year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of Seller and (ii) waive any preexisting condition restriction which was waived under the terms of any analogous Company Plan. Seller shall be exclusively responsible for complying with COBRA with respect to employees of the Company and their eligible dependents by reason of such employee’s termination of employment or other qualifying event on or prior to the Closing Date, and Purchaser shall be exclusively responsible for complying with COBRA with respect to any such termination of employment or other qualifying event after the Closing Date.

(f)   Except as may be otherwise provided in this Agreement or in a Transition Services Agreement, Seller shall retain all responsibility for the Company Plans, and Seller and the Company Plans, as applicable, shall be responsible and liable for benefits incurred or accrued under the Company Plans in accordance with their terms and provisions by the Company Employees prior to the Closing.

(g)   Seller agrees to indemnify Purchaser and its affiliates, directors, officers and employees with respect to any loss, liability, damage, fine, expense, penalty, assessment (including but not limited to funding deficiency assessments and Pension Benefit Guaranty Corporation liability assessments), judgments, benefit claims, breach of fiduciary duty damages or prohibited transaction penalties (including any and all costs

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and fees relating to any legal proceedings in connection therewith and including attorneys’ fees, costs and expenses of enforcing this indemnity against Seller) with respect to any Company Plan which is subject to Title IV of ERISA and with respect to any other employee benefit plan, as such term is described in Section 3(3) of ERISA which is subject to Title IV of ERISA and which is not a Company Plan but which was sponsored, maintained or contributed to by any of Seller or any corporation, trade, business or entity under common control with Seller within the meaning of Section 414(b), (c) or (m) of the Code; provided, however, that nothing in this SECTION 4.07(g) shall be construed or interpreted to relieve Purchaser of any employee benefit liability or obligation specifically and expressly assumed or agreed to by Purchaser pursuant to the terms of this Agreement. The provisions set forth in this SECTION 4.07(g): (i) shall survive the Closing hereunder until sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions thereof, whether automatic or permissive); (ii) shall not be subject to any of the limitations on indemnification set forth in SECTION 7.02 of this Agreement; and (iii) the indemnification provided for in this SECTION 4.07(g) shall be the sole remedy for any claim in respect of the matters described in this SECTION 4.07(g), and in the event of a conflict between the provisions of this SECTION 4.07(g), on the one hand, and the provisions of ARTICLE VII hereof, on the other, the provisions of this SECTION 4.07(g) shall control. For the avoidance of doubt, any claim arising out of or relating to a breach of a representation or warranty contained in SECTION 2.11 that is not otherwise covered in this SECTION 4.07(g) shall be governed exclusively by the provisions of ARTICLE VII, and not by this SECTION 4.07(g).

(h)   Seller and any Affiliates (other than the Company) shall be solely responsible for claims for workers’ compensation that are incurred on or prior to the Closing Date and Purchaser shall be solely responsible (or cause the Company, if applicable, to assume and become solely responsible) for claims for workers’ compensation that are incurred with respect to any Company Employee after the Closing Date.

(i)   Seller agrees to furnish Purchaser with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effectuate the transactions contemplated hereby.

(j)   Nothing herein expressed or implied shall confer upon any of the employees of Seller, Purchaser, the Company, or any of their Affiliates, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 4.08    Tax Matters.

(a)   Seller shall be responsible for, and shall defend, reimburse, indemnify, and hold harmless the Purchaser Indemnitees against and in respect of all Purchaser Damages that may be incurred by or imposed on any Purchaser Indemnitee as a result of or arising

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out of: (A) all Taxes of the Company for any taxable period ending on or prior to the Closing Date, (B) if applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), all Taxes of the Company allocable to the portion of such period ending on the Closing Date, as determined in accordance with SECTION 4.08(d), (C) all Taxes imposed on any member of an Affiliated Group of which the Company is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law), (D) any Taxes directly resulting from the Section 338(h)(10) Election, (E) Seller’s failure to perform any covenant with respect to Taxes contained in this Agreement or any other Transaction Documents and (F) a breach of any representation or warranty contained in SECTION 2.12(r), other than, in the case of each of subsections (A) through (E) above, the amount of Tax actually taken into account as, and increasing, current liabilities in calculating the Working Capital adjustment (excluding any provisions for deferred Taxes established to reflect differences between the treatment of items for accounting and income tax purposes).

(b)   Purchaser shall be responsible for, and shall defend, reimburse, indemnify, and hold harmless Seller Indemnitees against and in respect of, all Seller Damages that may be incurred by or imposed on any Seller Indemnitee as a result of or arising out of (except to the extent resulting from a breach of any representation or warranty contained in Section 2.12): (A) all Taxes of the Company for any taxable period beginning after the Closing Date, (B) with respect to any Straddle Period, all Taxes of the Company allocable to the post-Closing Date portion of such period, as determined in accordance with SECTION 4.08(d), (C) the Purchaser’s failure to perform any covenant with respect to Taxes contained in this Agreement or any other Transaction Documents and (D) all Taxes taken into account as current liabilities in calculating the Working Capital adjustment (excluding any provisions for deferred Taxes established to reflect differences between the treatment of items for accounting and tax purposes).

(c)   Any Tax Return to be prepared pursuant to the provisions of this SECTION 4.08(c) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Law or fact or as required to make or reflect the Section 338(h)(10) Election. Purchaser shall not file an amended Tax Return for the Company for any period ending on or before the Closing Date without the consent of Seller, which consent may not be unreasonably withheld. The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain Tax matters:

(i)   Seller shall prepare or cause to be prepared and timely file or cause to be timely filed (A) all Tax Returns for the Company required to be filed (taking into account extensions) on or prior to the Closing Date and (B) all Tax Returns of the Company that are filed on a consolidated, combined or unitary basis with Seller or any Affiliate of Seller for all periods ending on or before the Closing Date regardless of when they are to be filed, including the consolidated federal

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income Tax Return of the Seller Affiliated Group for the taxable period which includes the Closing Date which return shall include the Company for its taxable period ending on the Closing Date. Seller will permit Purchaser to review and comment on the portions of such Tax Returns (and underlying work papers) described in the preceding sentence to the extent they relate to the Company prior to filing. Seller shall pay the Taxes attributable to the Company with respect to such periods.

(ii)   Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser will permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Seller shall not be required to pay Purchaser or indemnify any Purchaser Indemnitee for Taxes to the extent they result from Purchaser’s failure to make revisions to such Tax Returns that are reasonably requested by Seller. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. The determination whether the request for such revisions was reasonable shall be determined by an independent accounting firm chosen and retained by mutual agreement of Seller and Purchaser, the fees and expenses of which shall be paid one-half by Seller and one-half by Purchaser. Seller shall pay to Purchaser within fifteen (15) days of filing any Tax Return required to be filed by Purchaser pursuant to this SECTION 4.08(c)(ii), an amount equal to the Taxes which relates to the portion of the Tax period covered by such return that ends on the Closing Date and are not reflected on the Closing Statement.

(d)   To the extent permitted by applicable Law or administrative practice, the taxable year of the Company shall end on and include the Closing Date. If applicable Law or administrative practice does not permit the Company to close its taxable year on the Closing Date, then with respect to any Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be determined by assuming that the taxable year or period ended on and included the Closing Date and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date or beginning after the Closing Date, as applicable, and the denominator of which is the number of days in the entire Straddle Period, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

(e)   After the Closing Date, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books, and records relating to the Company within the possession of Seller (including work papers and correspondence

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with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. After the Closing Date, Purchaser shall grant or cause the Company to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Purchaser or the Company (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

(f)   Seller shall be responsible for the payment of all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement.

(g)   On or before the Closing Date, Seller shall ensure that no Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement with respect to the Company is in force or effect as to the Company and that there shall be no liability of the Company after the Closing Date under any such agreement.

(h)   Refunds of Taxes paid or payable with respect to Taxes attributable to the Company shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the party receiving the benefit of the offset as follows): (i) to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 4.08(d)) to the portion of such period beginning before and ending on the Closing Date (other than if attributable to the amount of Tax refunds or credits actually taken into account as, and increasing, current assets in calculating the Working Capital adjustment); and (ii) to Purchaser if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 4.08(d)) to the portion of such period ending after the Closing Date).

(i)   After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes (“Tax Proceeding”) for periods ending on or before the Closing Date, Purchaser shall inform Seller within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceeding. Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all reasonable actions desired by Seller with respect to such Tax Proceeding. Seller shall have the right to control any such Tax Proceeding and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate

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with respect to such Taxes. After the Closing Date, in the case of any Tax Proceeding for periods beginning after the Closing Date, Seller shall inform Purchaser within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford Purchaser, at Purchaser’s expense, the opportunity to control the conduct of such Tax Proceeding. Seller shall execute or cause to be executed powers of attorney or other documents necessary to enable Purchaser to take all reasonable actions desired by Purchaser with respect to such Tax Proceeding. Purchaser shall have the right to control any such Tax Proceeding and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. Seller and Purchaser shall jointly control any Tax Proceeding for periods beginning on or before the Closing Date and ending after the Closing Date. The failure of any party to give the other party notice as provided in this SECTION 4.08(i) shall not relieve such other party of its obligations under this SECTION 4.08 except to the extent that such other party is materially prejudiced by such failure to give notice.

(j)   Seller shall join Purchaser in making a timely, irrevocable and effective election under section 338(h)(10) of the Code (and any comparable elections under state, local or foreign Tax law) (collectively, the “Section 338(h)(10) Election”) with respect to the acquisition of the Shares by Purchaser pursuant to this Agreement. Prior to the due date for filing IRS Form 8023 and any similar forms under applicable income Tax Law (the “Forms”), Purchaser and Seller shall cause the Forms to be duly executed by an authorized Person for Purchaser and Seller, respectively. Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable income Tax Law. Purchaser and Seller agree that the Purchase Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for Tax purposes in the manner required under section 338 of the Code and the Treasury Regulations promulgated thereunder. Purchaser and Seller shall endeavor in good faith to reach timely agreement on such allocation; provided, however, that if Purchaser and Seller have not reached agreement on such allocation by the seventy-fifth (75th) Business Day after the Closing Date, then such allocation shall be made in accordance with the appraisal of a recognized appraisal firm chosen and retained by mutual agreement of Seller and Purchaser, the fees and expenses of which shall be paid one-half by Seller and one-half by Purchaser. Purchaser, Seller and the Company shall duly and timely file the Forms and all Tax Returns (including IRS Form 8883) in a manner consistent with the two preceding sentences and shall not take a position before any Governmental Entity or otherwise inconsistent therewith. Purchaser and Seller shall cooperate with each other in the making of the Section 338(h)(10) Election.

(k)   The provisions set forth in this SECTION 4.08: (A) shall survive the Closing hereunder until sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions thereof, whether automatic or permissive); (B) shall not be subject to any of the limitations on indemnification set forth in SECTION 7.02 of this Agreement; and (C) the indemnification provided for in SECTION 4.08(a) and SECTION 4.08(b) shall be the sole remedy for any claim in respect of any Taxes described in SECTION 4.08(a) or SECTION 4.08(b), as applicable, and in the event of a conflict between the provisions of this SECTION 4.08, on the one hand, and the

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provisions of ARTICLE VII hereof, on the other, the provisions of this SECTION 4.08 shall control. For the avoidance of doubt, any claim arising out of or relating to a breach of a representation or warranty contained in SECTION 2.12 that is not otherwise covered in this SECTION 4.08 shall be governed exclusively by the provisions of ARTICLE VII, and not by this SECTION 4.08.

Section 4.09    Purchaser’s Use of Name. Purchaser agrees that promptly following the Closing Date, it will not use and will cause the Company to cease using any reference to the names of Seller or any of Seller’s Affiliates (other than the Company) or any derivatives of such names. Purchaser further agrees that promptly following the Closing Date, it will cause the Company to terminate, in accordance with applicable Laws, any assumed name or similar certificates or documents of the Company on file with any Governmental Entities that would be inconsistent with the immediately preceding sentence.

Section 4.10    Director and Non-Employee Officer Resignations. At or prior to the Closing, Seller and the Company shall have used their commercially reasonable best efforts to cause the directors and non-employee officers of the Company designated by Purchaser in writing to deliver written resignations from their positions as directors or officers of the Company effective as of the Closing.

Section 4.11    Transfer of Certain Assets.

(a)   At any time, and from time to time, prior to the Closing, the Company may transfer, and Seller may cause the Company to transfer, to Seller or an Affiliate or Affiliates of Seller designated by Seller all or any portion of the Company’s cash.

(b)   At or prior to the Closing, Seller will transfer or cause to be transferred to the Company the assets identified in SECTION 4.11(b)of the Disclosure Letter, which relate to the Business and are held by Affiliates of Seller other than the Company.

(c)   At or prior to the Closing, Seller may transfer or cause to be transferred from the Company to Seller or an Affiliate or Affiliates of Seller designated by Seller the assets identified in SECTION 4.11(c) of the Disclosure Letter, which are held by the Company but which do not relate to the Business.

Section 4.12    Commercially Reasonable Efforts. Each of Seller, the Company and Purchaser shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

Section 4.13    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby, and neither Seller nor Purchaser shall issue any such press release or make any such public statement without the other’s prior express consent.

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Section 4.14    Notification of Certain Matters. In the event that, at any time prior to the Closing, any party hereto acquires Knowledge of any event, condition, fact or circumstance that, if existing or known to such party or any other party hereto as of the date hereof, would have been required to be set forth or described in the Disclosure Letter or the Purchaser Disclosure Letter or would otherwise have rendered any representation or warranty of any party contained in ARTICLE II or ARTICLE III of this Agreement untrue, such party shall promptly (but in any event prior to the Closing) provide written notice of such event, condition, fact or circumstance to each other party, which notice shall also state whether such party believes such event, condition, fact or circumstance is, or if not cured within thirty (30) days after written notice of same from the appropriate party, would become, a Terminating Seller Breach or a Terminating Purchaser Breach. However, no such written notice shall be deemed to cure any breach of any such representation or warranty, whether for purposes of determining whether or not the conditions set forth in ARTICLE V have been satisfied or otherwise, unless otherwise agreed in writing by all of the parties hereto.

Section 4.15    Additional Agreements.

(a)   At or before the Closing, Seller and the Company shall enter into a master services agreement for the provision of flight services to Seller by the Company, which master services agreement shall (i) have a term of three (3) years commencing on the Closing Date, (ii) require Seller to use the Company for its third party flight service needs during the term, provided that the Company has suitable aircraft timely available and the Company’s prices for such services are competitive with prices available from other third party flight service providers, (iii) cancelable by Seller upon thirty (30) days written notice in the event of material non-performance by the Company and (iv) otherwise be in form and substance mutually agreeable to Seller and Purchaser. For the avoidance of doubt, neither the failure by the Company to have suitable aircraft timely available nor the failure of the Company’s prices for such services to be competitive with prices available from other third party flight service providers shall be deemed to be “material non-performance by the Company” for purposes of terminating the master services agreement; provided, however, that in such events, Seller will have no obligation under the master services agreement to obtain flight services from the Company so long as such conditions exist.

(b)   At or before the Closing, Seller shall cause Rowan Marine Services, Inc., a wholly-owned subsidiary of Seller (“Rowan Marine”), to enter into a sublease agreement with the Company pursuant to which the Company will lease from Rowan Marine a portion of the leased premises held by Rowan Marine in Fourchon, Louisiana pursuant to that certain Contract of Lease dated November 28, 1988 (as amended and assigned to Rowan Marine), including a hangar building and surrounding apron space, for a term of three (3) years at a rental rate equal to $2,500 per month, which sublease shall be in form and substance mutually agreeable to Seller and Purchaser.

(c)   Purchaser and Seller agree to negotiate in good faith to attempt to reach an agreement pursuant to which Purchaser or Purchaser’s designee may purchase from Seller, and Seller may sell to Purchaser or Purchaser’s designee, the 1981 Hatteras Sportfisherman boat designated as the “M/V Salsa” and the 1998 Artigiana Battelli

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inflatable skiff located thereon owned by Seller, on an as-is where-is basis, for a price and on other terms and conditions as may be mutually agreed upon by Seller and Purchaser; provided, however, that Purchaser shall have no obligation to purchase, and Seller shall have no obligation to sell, such vessels by reason of this SECTION 4.15(c) or any other provision of this Agreement.

Section 4.16    Merrill Field Leasehold Interest.

(a)   In the event that prior to the Closing, the Company and the University of Alaska (“U of A”) shall not have completed the sale of certain leasehold interests and improvements thereon held by the Company and located at Merrill Field in Anchorage, Alaska (the “Merrill Field Leasehold Interest”), contemplated by that certain letter agreement dated April 1, 2004, by and between the Company and U of A (the “U of A Letter Agreement”), Purchaser shall cause the Company to use commercially reasonably efforts to complete such transaction in accordance with the terms and conditions of such agreement as soon as reasonably practicable, and promptly upon the completion of such transaction, Purchaser shall cause the Company to pay to Seller all of the proceeds from such transaction, less any applicable Taxes payable by the Company and any out-of-pocket third party expenses incurred by the Company in respect of such transaction. Additionally, if such transaction is consummated, Seller shall indemnify and hold the Company and Purchaser harmless from and against all indemnification obligations incurred by the Company under the U of A Letter Agreement for environmental contamination of the leased premises existing as of the date such transaction is consummated. Such indemnification shall not be subject to the limitations set forth in SECTION 7.02(b)(ii), (iii), (iv) or (v), nor shall any indemnification made pursuant to this SECTION 4.16(a) be considered or included in determining whether the Deductible Amount has been reached or exceeded for purposes of any indemnification under SECTION 7.02(a).

(b)   In the event that the sale transaction contemplated by the U of A Letter Agreement is not consummated within six (6) months after the Closing, the Company shall, and Purchaser shall, at the Company’s option, cause the Company to either (i) pay to Seller an amount equal to the appraised fair value of the Merrill Field Leasehold Interest, as determined by an appraiser mutually acceptable to Seller on the one hand and the Company and Purchaser on the other or (ii) convey the Merrill Field Leasehold Interest to Seller at no cost to Seller, in either case except for any out-of-pocket third party expenses or Taxes incurred by the Company in respect of such transaction, which shall be reimbursed by Seller.

Section 4.17    Noncompetition. In consideration of a portion of the Purchase Price to be paid to Seller hereunder, Seller shall not, for a period of two (2) years after the Closing Date, in any manner, directly or indirectly through one or more subsidiaries, engage or become engaged in, or assist any other Person in engaging or becoming engaged in any business located or doing business anywhere the Company is conducting or planning to conduct business as of the Closing Date that is competitive with the businesses of the Company, as conducted and planned to be conducted as of the Closing Date; provided, however, that nothing in this SECTION 4.17 shall prohibit Seller or any of Seller’s Affiliates from being a stockholder in a mutual fund or a

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diversified investment company or a passive owner of less than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded and that competes with the business of the Company, so long as Seller or such Affiliate has no active participation in the business of such corporation. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. The parties hereto agree that if any court of competent jurisdiction in a final nonappealable judgment determines that the time period, geographical area, business limitation or any other relevant feature of this SECTION 4.17 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against Seller.

Section 4.18    Indemnification For Certain Matters in Disclosure Letter. Seller shall indemnify and hold the Company and Purchaser harmless from and against all Purchaser Damages not covered by insurance arising out of or resulting from (i) any of the matters identified in SECTION 2.10(a) of the Disclosure Letter and (ii) any of the matters identified in Items 5 (Deadhorse), 6 (Yakutat), 7 (Anchorage) and 10 (Fairbanks) of SECTION 2.13(b) of the Disclosure Letter. The provisions of this SECTION 4.18 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations related to such matters (including any valid extensions thereof, whether automatic or permissive). The indemnification provided for in this SECTION 4.18 shall not be subject to the limitations on indemnification set forth in SECTION 7.02(b)(ii), (iii), (iv) or (v) of this Agreement, nor shall any indemnification made pursuant to this SECTION 4.18 be considered or included in determining whether the Deductible Amount has been reached or exceeded for purposes of any indemnification under SECTION 7.02(a). The indemnification provided for in this SECTION 4.18 shall be the sole remedy for any claim in respect of the matters described in this SECTION 4.18, and in the event of a conflict between the provisions of this SECTION 4.18, on the one hand, and the provisions of ARTICLE VII hereof, on the other, the provisions of this SECTION 4.18 shall control.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 5.01    Conditions to Each Party’s Obligation to Effect the Transaction. The obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)   any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(b)   no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any applicable Law which is then in effect and has the effect of restraining or

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making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions; and

(c)   all permits, consents, approvals, authorizations, qualifications and orders described in SECTION 2.05 and all consents and authorizations of third parties required under any Material Contract in order to consummate the transactions contemplated hereby (the “Closing Condition Consents”) shall have been obtained, and none of such Closing Condition Consents shall have a Company Material Adverse Effect.

Section 5.02    Further Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)   The representations and warranties of Purchaser contained in ARTICLE III of this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which expressly relate to an earlier date (in which case such representations that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects as of such earlier date), and Seller shall have received a certificate of Purchaser, executed on Purchaser’s behalf by an authorized executive officer of Purchaser, dated the Closing Date, certifying to such effect;

(b)   Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing, and Seller shall have received a certificate of Purchaser, executed on Purchaser’s behalf by an authorized executive officer of Purchaser, dated the Closing Date, certifying to such effect; and

(c)   Purchaser shall have executed and delivered to Seller the Transition Services Agreement, and such agreement shall be in full force and effect.

Section 5.03    Further Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)   The representations and warranties of Seller contained in ARTICLE II of this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which expressly relate to an earlier date (in which case such representations that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects as of such earlier date), and Purchaser shall have received a certificate of Seller, executed on Seller’s behalf by an authorized executive officer of Seller, dated the Closing Date, certifying to such effect;

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(b)   Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing, and Purchaser shall have received a certificate of Seller, executed on its behalf by an authorized executive officer of Seller, dated the Closing Date, certifying to such effect;

(c)   From the date of the Company Financial Statements to the Closing Date, there shall not have occurred any event that would reasonably be expected to result in a Company Material Adverse Effect;

(d)   Seller shall have executed and delivered to Purchaser the Transition Services Agreement, and such agreement shall be in full force and effect;

(e)   Purchaser shall have received the written resignation of each of the directors and non-employee officers of the Company;

(f)   Seller shall have delivered to Purchaser an affidavit of non-foreign status that complies with Section 1445 of the Code; and

(g)   In connection with the notification by Purchaser and the Company to the FAA and the DOT of the transactions contemplated by this Agreement, Purchaser or the Company shall not have been advised by the FAA or the DOT of any issues that could reasonably be expected to materially and adversely affect the ability of the Company to operate the Business substantially as it is currently conducted.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.01    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby, as follows:

(a)   by mutual written consent of Seller and Purchaser;

(b)   by either Seller or Purchaser, if the Closing shall not have occurred on or before December 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this SECTION 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)   by either Seller or Purchaser, if any court of competent jurisdiction in the United States or any other Governmental Entity, based otherwise than on any applicable antitrust Law, (i) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable or (ii) shall have failed to issue an Order or to take any other action necessary to fulfill the

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conditions to the Closing, and such denial of a request to issue such Order or take such other action shall have become final and nonappealable;

(d)   by Purchaser by written notice to Seller upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which would give rise to a failure of a condition set forth in SECTION 5.01 or SECTION 5.03 and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice of such breach is given to Seller by Purchaser (a “Terminating Seller Breach”);

(e)   by Seller by written notice to Purchaser upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement which would give rise to a failure of a condition set forth in SECTION 5.01 or SECTION 5.02 and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice of such breach is given to Purchaser by Seller (a “Terminating Purchaser Breach”); and

(f)   by Purchaser pursuant to SECTION 6.06(c).

Section 6.02    Effect of Termination. In the event of termination of this Agreement pursuant to SECTION 6.01, this Agreement shall forthwith become void and, except as provided in SECTION 6.05, there shall be no liability under this Agreement on the part of Seller or Purchaser, or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, except for those set forth in this SECTION 6.02 and in SECTION 6.05, SECTION 8.05, and SECTION 8.06; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement; and provided further, that if this Agreement is terminated by Purchaser pursuant to SECTION 6.01(d), Seller, in addition to any other liabilities arising hereunder, shall be liable for and shall pay within five (5) Business Days after receipt by Seller of a written invoice therefor the cost of all filing and other fees paid by Purchaser in respect of the transactions contemplated by this Agreement up to a maximum aggregate amount of $500,000.

Section 6.03    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 6.04    Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 6.05    Fees and Expenses. Except as set forth in this SECTION 6.05, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated, except

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that Purchaser shall pay all filing fees incurred in connection with the premerger notification requirements of the HSR Act. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement.

Section 6.06    Risk of Loss.

(a)   In the event of the total destruction of any Aircraft prior to Closing, the Company shall promptly notify Purchaser of such destruction, and the Purchase Price shall be reduced by an amount equal to the insured value of such Aircraft as set forth in SECTION 2.17(a) of the Disclosure Letter. In such event, Seller shall be entitled to receive and retain all insurance proceeds, if any, received by Seller or the Company in respect of the destruction of such Aircraft, and at Closing the Company shall assign to Seller any rights the Company has to receive any insurance proceeds or payments with respect to such destruction. Except as provided in SECTION 6.06(c), the Closing shall occur pursuant to SECTION 1.03 hereof without delay.

(b)   In the event of the damage of any Aircraft or Related Equipment prior to Closing that does not constitute a total destruction or loss of the ircraft in accordance SECTION 6.06(a) or the damage or destruction of any other asset or property of the Company prior to Closing, the Company shall promptly notify Purchaser of such damage or destruction, and Seller shall, at Seller’s option, either (i) repair such Aircraft or Related Equipment or other asset or property and restore it to the condition it was in immediately prior to such damage or destruction at Seller’s sole cost and expense or (ii) reduce the Purchase Price by an amount equal to the net insurance proceeds, if any, received by Seller or the Company on or prior to the Closing in respect of such damage or destruction, plus the amount of any deductible or self retention amount applicable to such damage or destruction and at the Closing assign to the Company any rights Seller has to receive any additional insurance proceeds or payments with respect to such damage or destruction. In the event that Seller elects to repair such damage or destruction, Seller shall be entitled to receive and retain all insurance proceeds, if any, received by Seller or the Company in respect of such damage or destruction, and at the Closing the Company shall assign to Seller any rights the Company has to receive any additional insurance proceeds or payments with respect to such damage or destruction. Except as provided in SECTION 6.06(c), the Closing shall, subject to the conditions set forth in ARTICLE V hereof, occur pursuant to SECTION 1.03 hereof without delay.

(c)   Notwithstanding the provisions of SECTION 6.06(a) or SECTION 6.06(b), Seller and Purchaser agree that if the damage or destruction covered by those provisions is such that Seller or Purchaser in good faith reasonably expects the amount thereof to be in excess of $40,000,000, then Purchaser may terminate this Agreement. Unless terminated as hereinbefore provided in this SECTION 6.06(c), the Stock Purchase shall otherwise be consummated, subject to the conditions set forth in ARTICLE V hereof, as though such destruction or damage had not occurred.

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(d)   If, prior to the Closing Date, all or any significant portion (as defined in this SECTION 6.06(d)) of the Company Properties is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining Knowledge thereof, and Purchaser shall have the right to terminate this Agreement by giving notice to Seller not later than ten (10) days after the giving of Seller’s notice. For the purposes hereof, a “significant portion” of the Company Properties shall mean such a portion of the Company Properties as shall be necessary, as reasonably determined by Purchaser, for the operation of the Business in the ordinary course, without causing a Company Material Adverse Effect. If Purchaser does not elect to terminate this Agreement as aforesaid, or if an “insignificant portion” (i.e., anything other than a significant portion) of the Company Properties is taken by eminent domain (or becomes the subject of a pending taking), there shall be no abatement of the Purchase Price, and Seller shall assign to the Company (without recourse) at the Closing the rights of Seller to the awards, if any, for the taking, and the Company shall be entitled to receive and keep all awards for the taking of the Company Properties or such portion thereof.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.01    Survival Periods. Subject to the immediately following sentence, all representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date and all representations and warranties of Seller contained in this Agreement, to the extent applicable or related to the Fixed Wing Business (as defined in SECTION 8.10(g)), shall survive the Closing until the date that is twenty-four (24) months after the Closing Date, except that (i) the representations and warranties of Seller contained in SECTION 2.01, SECTION 2.04, SECTION 2.11, SECTION 2.12, and SECTION 2.13 and the representations and warranties of Purchaser contained in SECTION 3.01 and SECTION 3.02 shall each survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations and (ii) the representations and warranties of Seller contained in SECTION 2.03 and SECTION 2.24 and the representations and warranties of Purchaser contained in SECTION 3.07 shall survive indefinitely, with respect to the particular matter that is the subject matter of each thereof (each of the foregoing periods as to the representations and warranties to which they apply, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Purchaser Damages or Seller Damages, as the case may be, as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with SECTION 7.02, SECTION 7.03 or SECTION 7.04 of this Agreement before the termination of the applicable Survival Period. The representations and warranties of the Company shall terminate as of the Closing, and Seller and the Company each hereby releases the other from all claims arising out of the transactions contemplated by this Agreement based on indemnification.

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Section 7.02    Seller’s Agreement to Indemnify.

(a)   Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Purchaser Damages”) asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in ARTICLE II of this Agreement (other than a representation or warranty contained in SECTION 2.12(r) the indemnification for which shall be solely and exclusively governed by SECTION 4.08) (each of which, for purposes of this SECTION 7.02(a), shall be deemed to have been made as of the date hereof and as of the Closing Date, except for those which expressly relate to an earlier date, each of which shall be deemed to have been made as of such earlier date) or (ii) any breach of any of the covenants and agreements of Seller or the Company contained in this Agreement, including any agreement of Seller to indemnify Purchaser with respect to specific matters contained elsewhere in this Agreement (other than a covenant or agreement relating to Taxes and set forth in SECTION 4.08 the indemnification for which shall be solely and exclusively governed by SECTION 4.08).

(b)   Seller’s obligation to indemnify the Purchaser Indemnitees for Purchaser Damages under SECTION 7.02(a) of this Agreement is subject to the following limitations:

(i)   Seller shall have no obligation under SECTION 7.02(a) to indemnify any Purchaser Indemnitee for any Purchaser Damages resulting from or arising out of any Terminating Seller Breach occurring after the date hereof but prior to the Closing of which any party hereto has provided written notice to the other parties in accordance with SECTION 4.14 prior to the Closing.

(ii)   No indemnification shall be made by Seller under SECTION 7.02(a) unless the aggregate amount of all Purchaser Damages exceeds $1,000,000 (the “Deductible Amount”) and, in such event, indemnification shall be made by Seller only to the extent that the aggregate amount of Purchaser Damages exceeds the Deductible Amount; provided, however, that, the limitations of this SECTION 7.02(b)(ii) shall not apply with respect to any Purchaser Damages arising out of or resulting from breaches of any representation or warranty contained in SECTION 2.03, SECTION 2.12, SECTION 2.15(a) or SECTION 2.24, and, subject to SECTION 7.02(b)(iii), SECTION 7.02(b)(iv) and SECTION 7.02(b)(v), indemnification shall be made by Seller for all Purchaser Damages arising out of or resulting from the breach of any such representation or warranty;

(iii)   Subject to SECTION 7.02(b)(iv) and SECTION 7.02(b)(v), in no event shall Seller’s aggregate obligation to indemnify the Purchaser Indemnitees

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for Fixed Wing Claims (as defined in SECTION 8.10(h)) of which Seller first receives notice from the applicable Purchaser Indemnitees after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date exceed $11,000,000, or in the case of Fixed Wing Claims arising out of or resulting from breaches of any representation or warranty contained in SECTION 2.03, SECTION 2.11, SECTION 2.12, SECTION 2.13, SECTION 2.15(a) or SECTION 2.24 or any of the covenants or agreements of Seller or the Company contained in SECTION 4.07, the Purchase Price, except in the event that such obligation to indemnify arises from the fraudulent act or omission of Seller;

(iv)   In no event shall Seller’s aggregate obligation to indemnify the Purchaser Indemnitees for Purchaser Damages under SECTION 7.02(a) exceed $40,000,000, or in the case of Purchaser Damages arising out of or resulting from breaches of any representation or warranty contained in SECTION 2.03, SECTION 2.11, SECTION 2.12, SECTION 2.13, SECTION 2.15(a) or SECTION 2.24 or any of the covenants or agreements of Seller or the Company contained in SECTION 4.07, the Purchase Price, except in the event that such obligation to indemnify arises from the fraudulent act or omission of Seller;

(v)   In no event shall Seller’s aggregate obligation to indemnify the Purchaser Indemnitees under SECTION 7.02(a) exceed the Purchase Price, except in the event that such obligation to indemnify arises from the fraudulent act or omission of Seller;

(vi)   The amount of any Purchaser Damages shall be reduced by any amount actually received by a Purchaser Indemnitee with respect to such Purchaser Damages under any insurance coverage or from any other party alleged to be responsible for such Purchaser Damages. If a Purchaser Indemnitee receives an amount under insurance coverage or from any such other party with respect to Purchaser Damages at any time subsequent to any indemnification provided by Seller under this SECTION 7.02, then such Purchaser Indemnitee shall promptly (but in no event more than ten (10) Business Days after receipt of such amount) reimburse Seller for amounts paid by Seller to the Purchaser Indemnitee in connection with providing such indemnification up to such amount received by the Purchaser Indemnitee; and

(vii)   Seller shall be obligated to indemnify the Purchaser Indemnitees under SECTION 7.02(a) only for those claims giving rise to Purchaser Damages with respect to which the Purchaser Indemnitees have given Seller written notice prior to the end of the applicable Survival Period. Any written notice delivered by a Purchaser Indemnitee to Seller with respect to Purchaser Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Purchaser Damages, whether the Purchaser Indemnitee believes the claim to be a Fixed-Wing Claim and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under SECTION 7.04 hereof, if such written notice (or an amended notice) states

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the amount of Purchaser Damages claimed and Seller notifies the Purchaser Indemnitee that Seller does not dispute the claim described in such notice or fails to notify the Purchaser Indemnitee within twenty (20) Business Days after delivery of such notice by the Purchaser Indemnitee whether Seller disputes the claim described in such notice, Purchaser Damages in the amount specified in such notice will be deemed admitted by Seller, and Seller will pay the amount of such Purchaser Damages to the Purchaser Indemnitee. If a written notice does not state the amount of Purchaser Damages claimed, such omission will not preclude the Purchaser Indemnitee from recovering from Seller the amount of Purchaser Damages with respect to the claim described in such notice upon final determination thereof.

(c)   Seller will pay the amount of any Purchaser Damages to the applicable Purchaser Indemnitee within five (5) Business Days following the determination of Seller’s liability for and the amount of Purchaser Damages (whether such determination is made pursuant to the procedures set forth in this ARTICLE VII, by agreement between the Purchaser Indemnitee and Seller or by final adjudication in accordance with the terms of this Agreement).

Section 7.03    Purchaser’s Agreement to Indemnify.

(a)   Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and Seller’s directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in ARTICLE III of this Agreement (each of which, for purposes of this SECTION 7.03(a), shall be deemed to have been made as of the date hereof and as of the Closing Date, except for those which expressly relate to an earlier date, each of which shall be deemed to have been made as of such earlier date) or (ii) any breach of any of the covenants or agreements of Purchaser contained in this Agreement, including any agreement of Purchaser to indemnify Seller with respect to specific matters contained elsewhere in this Agreement (other than a covenant or agreement relating to Taxes and set forth in SECTION 4.08 the indemnification for which shall be solely and exclusively governed by SECTION 4.08)).

(b)   Purchaser’s obligation to indemnify the Seller Indemnitees under SECTION 7.03(a) of this Agreement is subject to the following limitations:

(i)   Purchaser shall have no obligation under SECTION 7.03(a) to indemnify any Seller Indemnitee for any Seller Damages resulting from or arising out of any Terminating Purchaser Breach occurring after the date hereof but prior to the Closing of which any party hereto has provided written notice to the other parties in accordance with SECTION 4.14 prior to the Closing.

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(ii)   The amount of any Seller Damages shall be reduced by any amount actually received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages. If a Seller Indemnitee receives any amount under insurance coverage or from any such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Purchaser under this SECTION 7.03, then such Seller Indemnitee shall promptly (but in no event more than ten (10) Business Days after receipt of such amount) reimburse Purchaser for amounts paid by Purchaser to the Seller Indemnitee in connection with providing such indemnification up to such amount received by the Seller Indemnitee; and

(iii)   Purchaser shall be obligated to indemnify the Seller Indemnitees under SECTION 7.03(a) only for those claims giving rise to Seller Damages with respect to which the Seller Indemnitees have given Purchaser written notice prior to the end of the Survival Period (to the extent the Survival Period is applicable to such claim). Any written notice delivered by a Seller Indemnitee to Purchaser with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under SECTION 7.04 hereof, if such written notice (or an amended notice) states the amount of Seller Damages claimed and Purchaser notifies the Seller Indemnitee that Purchaser does not dispute the claim described in such notice or fails to notify the Seller Indemnitee within twenty (20) Business Days after delivery of such notice by the Seller Indemnitee whether Purchaser disputes the claim described in such notice, Seller Damages in the amount specified in such notice will be deemed admitted by Purchaser, and Purchaser will pay the amount of such Seller Damages to the Seller Indemnitee. If a written notice does not state the amount of Seller Damages claimed, such omission will not preclude the Seller Indemnitee from recovering from Purchaser the amount of Seller Damages with respect to the claim described in such notice upon final determination thereof.

(c)   Purchaser will pay the amount of any Seller Damages to the applicable Seller Indemnitee within five (5) Business Days following the determination of Purchaser’s liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this ARTICLE VII, by agreement between Purchaser and the Seller Indemnitee or by final adjudication in accordance with the terms of this Agreement).

Section 7.04    Indemnification Procedures For Third Party Claims. The obligations of Seller to indemnify the Purchaser Indemnitees under SECTION 7.02 of this Agreement with respect to Purchaser Damages and the obligations of Purchaser to indemnify the Seller Indemnitees under SECTION 7.03 of this Agreement with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following terms and conditions:

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(a)   Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by representatives of its own choosing. Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party’s obligations under this ARTICLE VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume or diligently pursue the defense of such Claim, the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination of such Claim. If the indemnifying party assumes such defense, the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, shall have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Purchaser Damage or Seller Damage, as applicable, unless the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, and only to the extent that such expenses are reasonable), separate from the counsel employed by the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, for any period during which the indemnifying party has not assumed the defense thereof; provided, however, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.

(b)   Anything in this SECTION 7.04 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Seller Indemnitee or the Purchaser Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Purchaser Indemnitee, as the case may be, which consent shall not be unreasonably withheld.

(c)   The indemnifying party and the Seller Indemnitee or Purchaser Indemnitee, as applicable, shall provide each other such cooperation as may be reasonably requested and at the expense of the indemnifying party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this ARTICLE VII, including, but not limited to, by providing the indemnifying party with reasonable access to employees and officers (including as witnesses) and other information.

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Section 7.05    No Setoff. Neither Purchaser nor Seller shall have any right to setoff any Purchaser Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.

Section 7.06    No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the Purchase Price under SECTION 1.09(b).

Section 7.07    Qualifications for Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Seller and Purchaser under this ARTICLE VII in connection with a breach of any representation, warranty, covenant or other agreement contained in this Agreement shall be determined taking into account any qualifications, provisions or exceptions for “material”, “materiality,” “in all material respects” (or correlative meanings) or “Company Material Adverse Effect” set forth in such representation, warranty, covenant or other agreement, but for purposes of determining any Seller Damages or Purchaser Damages, as the case may be, to be indemnified, such representations, warranties, covenants or other agreements shall be deemed to have been made or given for the purposes of this ARTICLE VII as though there were no such qualification, provision or exception. The parties acknowledge that the failure to disclose a matter in the Disclosure Letter or Purchaser Disclosure Letter due to the materiality thresholds set forth in any such representation, warranty, covenant or other agreement shall not give rise to Purchaser Damages or Seller Damages, as the case may be.

Section 7.08    Sole Remedy.

(a)   After the Closing, the parties agree that the sole and exclusive remedy of any party to this Agreement or their respective Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for in this Agreement, shall be limited to the adjustment and indemnification provisions set forth in this ARTICLE VII and elsewhere in this Agreement, and in furtherance of the foregoing, each of the parties, on behalf of itself and its Affiliates, waives and releases the other party to this Agreement (and such other party’s Affiliates) from, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other party to this Agreement, except as provided by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the non-prevailing party.

(b)   The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and, to the extent applicable, the limitations contained in this ARTICLE VII shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this ARTICLE VII and except with respect to any indemnity or other obligation contained in SECTION 4.07(g), SECTION 4.08 or SECTION 4.18.

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Section 7.09    No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VII, SECTION 4.07(g), SECTION 4.08, SECTION 4.18 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Notices.

(a)   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser:

SEACOR Holdings Inc.
460 Park Avenue
12th Floor
New York, NY 10022
Attention: President
Fax No.: (212) 582-8522

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
Attention: Dennis Barsky and David Zeltner
Fax No.: (212) 833-3038

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if to Seller or the Company:

Rowan Companies, Inc.
2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056-6127
Attention: R.G. Croyle
Fax No.: (713) 960-7509

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200 Houston, Texas 77002 Attention: Robert V. Jewell Fax No.: (713) 220-4285

(b)   If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice.

(c)   If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, telecopying or mailing of the notice pursuant to which such right is exercised.

(d)   Notices of changes of address shall be effective only upon receipt.

Section 8.02    Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under applicable Law or public policy, such provision shall be deemed severed from this Agreement, and all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of applicable Law or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that Purchaser may assign all of its rights and obligations in, to and under this Agreement to a wholly-owned direct or indirect subsidiary of Purchaser; provided, however, that in the event of such assignment by Purchaser, Purchaser shall remain responsible and liable for all of the obligations and liabilities of Purchaser under this Agreement.

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Section 8.04    Interpretation.

(a)   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to the date in the first paragraph of this Agreement.

(b)   The parties hereto acknowledge that certain matters set forth in the applicable Disclosure Letter are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by Seller or Purchaser that such disclosure is required to be made under the terms or any provision of this Agreement, and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement.

Section 8.05    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 8.06    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

Section 8.07    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than to the Purchaser Indemnitees and Seller Indemnitees as provided in SECTION 7.02(a) and SECTION 7.03(a), respectively.

Section 8.08    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.09    Entire Agreement. This Agreement (including the Exhibits, the Disclosure Letter and the Purchaser Disclosure Letter) constitutes the entire agreement among the parties with respect to the subject matter hereof and, except for the Confidentiality

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Agreement, supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.10    Certain Definitions.

For purposes of this Agreement:

(a)   “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such specified Person;

(b)   “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of applicable Law;

(c)   “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas are authorized or required by applicable Law or executive order to close;

(d)   “Code” means the Internal Revenue Code of 1986, as amended;

(e)   “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral;

(f)   “ERISA” means the Employment Retirement Income Security Act of 1974, as amended;

(g)   “Fixed Wing Business” means the Company’s Alaskan airline business as operated by the Company on the date hereof and on the Closing Date, including all assets and liabilities related thereto.

(h)   “Fixed Wing Claim” means any claim for Purchaser Damages to the extent resulting from or arising out of the Fixed Wing Business.

(i)   “Governmental Entity” means any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission or court;

(j)   “Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property;

(k)   “Inventory” means the Company’s inventories of goods or products used or useable in the conduct of the Business in the ordinary course of business, in existence as of the relevant date of determination;

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(l)   “Knowledge” or “Known” means, with respect to Seller or the Company, the knowledge of any of the individuals listed on Exhibit 8.10(l) attached hereto, and, with respect to Purchaser, the knowledge of any of the executive officers of Purchaser;

(m)   “Law” means any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation or Order;

(n)   “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever;

(o)   “Litigation” means any litigation, suits, claim, action, proceeding or investigation;

(p)   “Order” means any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent);

(q)   “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not resulting from a breach, default or violation by the Company of any Contract or applicable Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated; and (v) all matters of record, Liens and other imperfections of title, charges, easements, restrictions and encumbrances (including (l) reservations specified in instruments of conveyance such as deeds and indentures, reserving in favor of the grantor under such instrument (“Deed Reservations”) an interest in mineral rights, including petroleum, petroleum products, phosphate minerals, oil and gas, (2) any zoning, utility easement, covenant or restriction pursuant to any deed or recorded plat affecting the Company Properties and (3) any other Deed Reservation) which would not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby;

(r)   “Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(s)   “Related Equipment” means, with respect to an Aircraft, such Aircraft’s engines and all material appliances, parts, instruments, avionics, components, appurtenances, accessories, furnishings and other equipment or property incorporated in, installed in or affixed to such Aircraft or its engines.

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(t)   “Seller Affiliated Group” means the Affiliated Group of which Seller is the common parent;

(u)   “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under applicable Law) or otherwise;

(v)   “Tax Returns” means all returns, declarations, reports, statements and other documents required or permitted to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements thereto; and

(w)   “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local “mass layoff” or “plant closing” law.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROWAN COMPANIES, INC.

By:     /s/ R. G. Croyle
Name:     R. G. Croyle
Title:     Vice Chairman

ERA AVIATION, INC.

By:     /s/ R. G. Croyle
Name:     R. G. Croyle
Title:     Chairman and CEO

SEACOR HOLDINGS INC.

By:     /s/ Dick Fagerstal
Name:     Dick Fagerstal
Title:     Senior Vice President

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EXHIBIT 1.07

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated _______ __, 2004 (the “Effective Date”), is entered into by and between ROWAN COMPANIES, INC., a Delaware corporation (“Rowan”), and ERA AVIATION, INC., a Washington corporation (“Era”).

WHEREAS, pursuant to that certain Stock Purchase Agreement dated October __, 2004 (the “Stock Purchase Agreement”), by and among Rowan, Era and SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), SEACOR or a wholly-owned subsidiary of SEACOR is purchasing from Rowan all of the outstanding shares of the capital stock of Era (the “Stock Sale”);

WHEREAS, pursuant to Section 1.07 of the Stock Purchase Agreement, Rowan, Era and SEACOR have agreed to enter into this Agreement as of the Closing (as defined in the Stock Purchase Agreement), under which Rowan will provide certain services to Era and Rowan and Era will cooperate with each other for a period of time following the Closing, all on and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth herein, the sufficiency of which Rowan and Era hereby acknowledge, Rowan and Era hereby agree as follows:

Section 1.     DEFINITIONS
As used in this Agreement, the following terms shall have the respective meanings indicated below:

(a)   “Additional Services and Equipment” shall have the meaning set forth in Section 2(c).

(b)   “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such specified Person.

(c)   “Agreement” shall have the meaning set forth in the preamble.

(d)   “Attachment A” shall mean the terms and conditions attached hereto as Attachment A, as amended or supplemented as provided herein.

(e)   “Basic Services” shall have the meaning set forth in Section 2(a).

(f)   “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

(g)   “Cooperation” shall have the meaning set forth in Section 3.

(h)   “Default Event” shall have the meaning set forth in Section 5(a).

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(i)   “Era” shall have the meaning set forth in the preamble.

(j)   “Force Majeure Event” shall have the meaning set forth in Section 8(l)(1).

(k)   “Party” shall mean Rowan or Era, as applicable, and “Parties” shall mean Rowan and Era collectively.

(l)   “Person” shall mean any natural person, firm, corporation, company, limited liability company, voluntary association, general or limited partnership, joint venture, trust, unincorporated organization, limited liability partnership, government authority or any other entity, whether acting in an individual, fiduciary or other capacity.

(m)   “Reimbursable Expenses” shall mean reasonable out-of-pocket expenses (such as travel, lodging, meals, materials, and similar items) incurred b a Party providing Services or Cooperation. For purposes of clarity, “Reimbursable Expenses” shall not include any employment-related expenses or any direct expenses for agents, contractors or other independent third parties providing Services or Cooperation.

(n)      “Requested Services” shall have the meaning set forth in Section 2(b).

(o)   “Rowan” shall have the meaning set forth in the preamble.

(p)   “Services” shall mean the Basic Services, the Requested Services and the Additional Services and Equipment.

(q)   “Stock Sale” shall have the meaning set forth in the premises.

Section 2.    SERVICES

(a)   Basic Services. Subject to the terms and conditions of this Agreement, Rowan shall provide to Era the basic level of services designated on Attachment A (the “Basic Services”).

(b)   Requested Services. From time to time, Era may, by written notice to Rowan, request services in excess of the level of Basic Services set forth in Attachment A (the “Requested Services”). Upon mutual agreement by the Parties as to the cost and scope of such requested services, the Parties may supplement in writing the provisions of Attachment A, as necessary, to include such Requested Services. Upon such written supplement, Rowan shall provide the Requested Services pursuant to the terms and conditions of this Agreement and Attachment A as so supplemented.

(c)   Additional Services and Equipment. In the event that Rowan, in the exercise of its reasonable judgment, deems it necessary in the performance of a Basic Service or Requested Service to obtain the services of any third party or to obtain additional leased equipment or other facilities in connection therewith that would result in a cost to Era beyond the cost set forth in Attachment A (“Additional Services and Equipment”), Rowan shall obtain the written approval of Era prior to obtaining any such Additional Services and Equipment. If Era approves such Additional Services and Equipment, the cost of such Additional Services and Equipment shall be

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billed to and paid for by Era in the manner set forth in Section 4(a) hereof. Notwithstanding the foregoing, the prior written approval of Era shall not be required in cases of emergency where, in the reasonable judgment of Rowan, the failure to obtain such Additional Services and Equipment would likely result in economic harm to Era in excess of the cost of obtaining such Additional Services and Equipment; provided, however, that written notice and an estimate of the costs of such Additional Services and Equipment shall be provided to Era within forty-eight (48) hours after such an emergency.

(d)   Conditions of Services. Rowan shall not be required to perform any Services that would conflict with its obligations under Section 8(a). Rowan may provide any Service required under this Agreement through its employees or through any of its Affiliates or their employees, or through any agents, contractors or other independent third parties of Rowan or its Affiliates. Era shall provide reasonable cooperation as reasonably necessary from time to time for the performance of Services by Rowan, including timely issuance of any approvals reasonably required hereunder, timely decisions, and written policy guidelines. At Era’s sole expense, Era shall provide working accommodations and equipment to Persons performing Services at Era facilities on behalf of Rowan that are customary and appropriate in connection with Services provided by such Persons.

(e)   Duration of Services. The Services shall commence on the Effective Date. Unless otherwise stated, all time periods for the duration of particular Services will terminate at the end of normal business hours (Central time) on the last Business Day of the indicated period, or earlier upon reasonable notice to Rowan by Era.

Section 3.    COOPERATION

For litigation matters and insurance claims relating to Era that are assigned to Rowan in connection with the Stock Sale, Era shall provide such support and cooperation in the transfer of such matters and claims to Rowan and in the investigation and conduct of such matters and claims as may be reasonably requested from time to time by Rowan. For litigation matters and insurance claims relating to Era that are retained by Era in connection with the Stock Sale, Rowan shall provide such support and cooperation in the investigation and conduct of such matters and claims as may be reasonably requested from time to time by Era or SEACOR. Each Party’s support and cooperation under the provisions of this Section 3 (“Cooperation”) shall include providing such access to personnel, documents, and other materials and properties relevant to the matters and claims as may be reasonably requested from time to time. Each Party shall be solely responsible and liable for all fees and expenses of any attorneys, other professionals, experts, and similar representatives and advisors retained by such Party unless otherwise agreed in writing.

Section 4.    COMPENSATION AND PAYMENT

(a)   Services. Era shall pay Rowan for the Services at the respective rates set forth on Attachment A or as elsewhere provided herein, plus all Reimbursable Expenses applicable thereto.

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(b)   Cooperation. As sole and exclusive compensation for any Cooperation, the Party receiving such Cooperation shall reimburse the Party providing such Cooperation for all Reimbursable Expenses relating to the provision of such Cooperation.

(c)   Invoicing and Payment. All amounts due under this Agreement shall be invoiced on a monthly basis, and payment of the amounts due under an invoice shall be due and shall be made within thirty (30) days after receipt of such invoice, except for payments in respect of an invoice for reimbursement of health benefit claims and administrative costs, which shall be made within ten (10) days after receipt of such invoice. All past-due amounts owing hereunder shall accrue interest at a rate of six percent (6%) per annum from the date due until paid.

(d)   Records. Each Party shall maintain such records of all Reimbursable Expenses as are customarily maintained by other businesses providing similar services or as reasonably required to enable determination of allocations provided for herein.

(e)   Disputed Invoice. If there is a dispute between Rowan and Era regarding the amounts shown as billed to Era on any invoice, Rowan shall furnish to Era reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the Services in question where applicable and practicable. Upon delivery of such documentation, Era and Rowan shall cooperate and use their respective commercially reasonable efforts to resolve such dispute among themselves. If Rowan and Era are unable to resolve their dispute within twenty (20) days of the initiation of such procedure, then, at the request of Era or Rowan, the specific matters in dispute shall be submitted to KPMG or such other independent accounting firm as may be approved by Rowan and Era (KPMG or such other independent accounting firm, as applicable, the “Auditors”), which firm shall, not later than twenty (20) Business Days after such submission, render its opinion as to such specific matters. If no such submission is made within five (5) Business Days after the delivery of the objections, then any unresolved objections shall be disregarded, and such invoices shall be final and binding on the parties. Based on such opinion, the Auditors will then send to Rowan and Era their determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. Each of the parties shall bear all costs and expenses incurred by it in connection with such arbitration, and the fees and expenses of the Auditors shall be borne one-half by Rowan and one-half by Era.

Section 5.    TERMINATION

(a)   Default Event. A “Default Event” shall occur if (1) Era shall fail to pay for Services in accordance with the terms of this Agreement; (2) Rowan shall fail to perform the Services in accordance with the terms of this Agreement; (3) any Party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (4) any Party shall become or be adjudicated insolvent or bankrupt, or a receiver or trustee shall be appointed for any Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of any Party, or any Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee.

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(b)   Termination for Default. Upon the occurrence of a Default Event, the non-defaulting Party shall have the right, at its sole discretion, to: (1) in the case of a default under Section 5(a)(4), immediately terminate this Agreement; and (2) in the case of a default under Section 5(a)(1), (2) or (3), terminate this Agreement if such default is continuing and the defaulting Party fails to cure such default within thirty (30) days after receipt by the defaulting Party of written notice of such default, provided that if the defaulting Party has commenced a cure of such default within such thirty (30) day period and is diligently pursuing such cure, the foregoing thirty (30) day cure period shall be extended for such additional period (not to exceed an additional thirty (30) days) as is reasonably required to effect such cure.

(c)   Termination of Services. Upon the discontinuation or termination of a particular Service hereunder, this Agreement shall be of no further force or effect with respect to such Service except as to obligations accrued prior to the date of discontinuation or termination and except as provided in Section 5(d).

(d)   Survival. Section 6, Section 7 and Section 8(a), (b), (d)-(k) and (m) shall survive the termination of this Agreement and its application to any particular Service.

Section 6.    WARRANTIES AND LIMITATION OF LIABILITY

(a)   Exclusive Express Warranty; Sole and Exclusive Remedy. Rowan will perform the Services and provide Cooperation, and Era will provide Cooperation, in each case with the same reasonable care and diligence as it exercises when undertaking similar activities for itself, and each Party providing Services or Cooperation using agents, contractors or other independent third parties shall select such Persons with the same reasonable care and diligence as it exercises in the selection of such Persons to provide services for itself.

(b)   Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6(A), NEITHER PARTY MAKES ANY EXPRESS WARRANTIES OR REPRESENTATIONS (WRITTEN OR OTHERWISE) AND DISCLAIMS AND EXCLUDES ALL IMPLIED, COMMON LAW, STATUTORY AND OTHER WARRANTIES, CONDITIONS, AND TERMS, INCLUDING ALL WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ALLEGED TO ARISE FROM TRADE USAGE, CUSTOM, COURSE OF DEALING OR COURSE OF PERFORMANCE. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6(A), THE SERVICES AND COOPERATION ARE PROVIDED “WITH ALL FAULTS,” “AS IS” AND “AS AVAILABLE.” WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION 6, NO ADVICE OR INFORMATION GIVEN BY A PARTY OR ITS REPRESENTATIVES SHALL CREATE ANY WARRANTY.

(c)   Limitation of Liability. EACH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE EXCLUSIVE WARRANTY SET FORTH IN THIS Section 6(a) SHALL BE REPERFORMANCE BY THE BREACHING PARTY OF THE DEFECTIVE SERVICES OR COOPERATION AT NO CHARGE TO THE NON-BREACHING PARTY, OR TERMINATION OF THIS AGREEMENT PURSUANT TO Section 5(b) AND A REFUND OF THE PRICE OF SUCH SERVICES, IF ALREADY PAID; PROVIDED, HOWEVER, THAT THE PRECEDING CLAUSE OF THIS SENTENCE SHALL NOT BE APPLICABLE IN THE

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EVENT NON-COMPLIANCE ARISES OUT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF EITHER PARTY (WHICH SHALL NOT BE DEEMED TO EXIST IS SUCH ACTION IS TAKEN AT THE OTHER PARTY’S DIRECTION). NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, EQUITY HOLDERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, MULTIPLE, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF GOODWILL, LOSS OF PROFITS, BUSINESS INTERRUPTION, WORK STOPPAGE OR THE PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES) ARISING FROM OR RELATING TO SUCH PARTY’S PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES ARE REASONABLY FORESEEABLE. EACH PARTY’S LIABILITY FOR DIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO AMOUNTS PAID TO SUCH PARTY BY THE OTHER PARTY WITH RESPECT TO THE SERVICE OR COOPERATION CAUSING SUCH DAMAGES.

Section 7.    CONFIDENTIALITY

(a)   The Parties acknowledge that, from time to time while this Agreement remains in effect, a Party (the “Disclosing Party”) may disclose some of its Confidential Information (as defined below) to the other Party (the “Receiving Party”) in connection with the performance of this Agreement. As used in this Section 7, “Confidential Information” means, with respect to a Person, all information or material that such Person deems to be confidential and proprietary to such Person, including (without limitation) trade secrets, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, customer or supplier lists or information, records, notes, summaries, data, ideas, processes, methods, techniques, systems, formulas, trademarks, trademark applications, copyrights, copyright applications, patents, patent applications, models, devices, programs, computer software, writings, research or any other information of whatever nature in the possession or control of such Person. Confidential Information shall also include information of third parties in possession of such Person that such Person is obligated to maintain in confidence. Confidential Information subject to this Section 7 may be in intangible form, such as unrecorded knowledge, ideas or conceptions or information communicated orally or by visual observation, or may be embodied in tangible form, such as a document. For purposes of this Section 7, the term “document” includes written memoranda, drawings, training materials, specifications, notebook entries, photographs, graphic representations, firmware, computer information or software, information communicated by other electronic or magnetic media or models.

(b)   With respect to Confidential Information disclosed by the Disclosing Party to the Receiving Party on or after the Effective Date, for a period of five (5) years from the date of disclosure by the Disclosing Party to the Receiving Party or five (5) years from the date of termination of this Agreement, which ever is longer, the Receiving Party shall:

(1)   maintain as confidential all such Confidential Information;

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(2)   use any such Confidential Information only for the purpose of or in connection with the performance by the Receiving Party of its obligations under this Agreement;

(3)   reproduce any such Confidential Information only to the extent necessary for the purposes contemplated in Section 7(b)(3) above;

(4)   restrict disclosure of all such Confidential Information to the Receiving Party’s employees, agents, contractors or other representatives wh have a need to know; and

(5)   refrain from disclosing any such Confidential Information to any third party without the prior written approval of the Disclosing Party.
Additionally, with respect to any equipment, component, software or other items sold, leased, loaned or otherwise delivered by the Disclosing Party to the Receiving Party hereunder, the Receiving Party shall not reverse engineer, disassemble, decompile or otherwise analyze the physical construction of, any such items.

(c)   The restrictions on the Receiving Party’s use and disclosure of the Disclosing Party’s Confidential Information set forth in Section 7(b) shall not apply to any of the following:

(1)   Confidential Information which is or becomes known publicly through no fault of the Receiving Party;

(2)   Confidential Information acquired by the Receiving Party from a third party who is not subject to any obligation of confidentiality in favor of the Disclosing Party with respect to such Confidential Information and who is otherwise entitled to disclose such Confidential Information;

(3)   Confidential Information already known to the Receiving Party prior to disclosure by the Disclosing Party to the Receiving Party, as evidenced by the Receiving Party’s prior written records;

(4)   Confidential Information which is independently developed by the Receiving Party without use of any of the Disclosing Party’s Confidential Information and without violating any confidentiality agreement or other obligation to the Disclosing Party, as evidenced by the Receiving Party’s written records; and
(5)   Confidential Information which is required to be disclosed under applicable law or by a valid subpoena or other court or governmental order, decree, regulation or rule; provided, however, that if disclosure of Confidential Information is required under this Section 7(c)(5), the Receiving Party shall advise the Disclosing Party of the requirement to disclose Confidential Information prior to making such disclosure and as soon as reasonably practicable after the Receiving Party becomes aware of such requirement or that an action has been taken seeking such disclosure, unless such notice is legally prohibited; and provided further, that upon the request of the Disclosing Party, the Receiving Party shall reasonably cooperate with, and at the expense of, the Disclosing Party in any reasonable and lawful actions which the Disclosing Party takes to resist such disclosure, limit the information to be disclosed or limit the extent to which the information so disclosed may be used or made available to third parties.

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(d)   The provisions of this Section 7 are intended to encompass the Affiliates of the Parties. Consequently, the Disclosing Party or the Disclosing Party’s Affiliates may disclose Confidential Information to the Receiving Party or the Receiving Party’s Affiliates, and the Receiving Party and the Receiving Party’s Affiliates shall be bound by the restrictions on use and disclosure of the Disclosing Party’s Confidential Information set forth in Section 7(b) hereof. The terms “Disclosing Party” and “Receiving Party” shall include Affiliates of the Parties with respect to Confidential Information disclosed or received by any Affiliates. The rights and obligations of the Parties under this Section 7 shall inure to the benefit of their respective Affiliates and may be directly enforced by or against such Affiliates.

(e)   All Confidential Information disclosed by the Disclosing Party to the Receiving Party hereunder shall remain the sole property of the Disclosing Party, and all originals or copies (whether made by the Disclosing Party or the Receiving Party) of any records, papers, programs, computer software, documents, fee books, files, or any other material of whatever kind or nature which is, contains or may facilitate access to Confidential Information received from or made available by the Disclosing Party hereunder shall be returned to the Disclosing Party upon termination of this Agreement for any reason, or upon the Receiving Party’s determination that it no longer has a need for such Confidential Information, whichever first occurs. Upon request of the Disclosing Party, the Receiving Party shall certify in writing that all such materials (including all copies thereof) have been returned to the Disclosing Party.

(f)   The Receiving Party shall use the same degree of care, but not less than a reasonable degree of care, to protect the confidentiality of, and to prevent the unauthorized use, dissemination or publication of, the Confidential Information disclosed by the Disclosing Party to the Receiving Party hereunder as the Receiving Party uses to protect its own Confidential Information of a like nature.

(g)   The Parties acknowledge and agree that any unauthorized use or disclosure of any of the Confidential Information disclosed by the Disclosing Party to the Receiving Party hereunder in violation of this Agreement will cause the Disclosing Party irreparable harm for which the Disclosing Party would have no adequate remedy at law. Accordingly, the Parties agree that, in the event of any breach or threatened breach by the Receiving Party of its obligations hereunder, the Disclosing Party shall have all rights and remedies available to it at law or in equity, including, but not limited to, immediate injunctive relief prohibiting any violation of this Agreement.

Section 8.    MISCELLANEOUS

(a)   Compliance with Laws; Third-Party Consents. In the performance of its obligations and enjoyment of its benefits hereunder, each Party shall comply fully with all material applicable requirements imposed by any federal, state or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law. Each Party shall use commercially reasonable efforts to acquire the consent of any third party necessary for that Party’s performance of any Service or Cooperation or that Party’s enjoyment of the other Party’s performance of any Service or Cooperation. If a Party cannot obtain any necessary third-party consent using commercially reasonable efforts, a Party’s obligation to perform the applicable Service or Cooperation shall be discharged to the extent that such consent would be required for

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such Party to perform such Service or Cooperation or for the other Party to enjoy the performance of such Service or Cooperation; provided, however, that such Party shall notify the other Party of this fact, and the Parties shall use commercially reasonable efforts to arrange for alternative methods of providing such Service or Cooperation. Any amounts payable to a third party to acquire its consent shall be paid by the Party that will receive the Service, Cooperation or other benefit associated with such consent.

(b)   Employment and Tax Matters. The employees, agents, contractors and other representatives of a Party that are involved in providing Services or Cooperation of such Party shall at all times remain the employees, agents, contractors or other representatives, as applicable, of such Party, and the other Party shall have no liability to such Persons for any payment, benefit, perquisite or other compensation in connection with such Services or Cooperation. All taxes imposed on the provision of Services or Cooperation shall be the liability of the Party receiving such Services or Cooperation, except for taxes imposed on the income of the Party providing such Services or Cooperation.

(c)   Regulations. All employees, agents, contractors and other representatives of a Party shall, when on the property of the other Party, conform to the reasonable rules and regulations of the other Party for such property concerning safety, health and security.

(d)   References and Construction. In construing this Agreement: (1) unless the context requires otherwise, all references in this Agreement to sections, subsections or other subdivisions shall be deemed to mean and refer to sections, subsections or other subdivisions of this Agreement; (2) titles appearing at the beginning of any subdivision are for convenience only and shall not constitute part of such subdivision and shall be disregarded in construing the language contained in such subdivision; (iii) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (iv) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (v) pronouns in masculine, feminine or neuter genders shall be construed to include any other gender; (vi) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (vii) the word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; (viii) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (ix) all references herein to “$” or “dollars” shall refer to U.S. Dollars; (x) each exhibit, appendix, attachment and schedule to this Agreement shall be deemed to be a part of and is hereby incorporated into this Agreement for all purposes; and (xi) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument, or document.

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(e)   Notices.

(1)   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Era:

Era Aviation, Inc.
6160 Carl Brady Drive
Anchorage, Alaska 99502
Attn: Charles Johnson
Fax No.: (907) 266-8350

with copies to:

SEACOR Holdings Inc.
460 Park Avenue
12th Floor
New York, NY 10022
Attention: President
Fax No.: (212) 582-8522

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
Attention: Dennis Barsky and David Zeltner
Fax No.: (212) 833-3038

if to Rowan:

Rowan Companies, Inc.
2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056-6127
Attention: R. G. Croyle
Fax No.: (713) 960-7509

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with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200 Houston, Texas 77002 Attention: Robert V. Jewell Fax No.: (713) 220-4285

(2)   If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice.

(3)    If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, telecopying or mailing of the notice pursuant to which such right is exercised.

(4)    Notices of changes of address shall be effective only upon receipt.

(f)   Assignment; Benefits and Burdens; No Third-Party Beneficiaries. No Party may assign this Agreement or assign or delegate any of its rights or obligations under this Agreement (except as provided in Section 2(d)) without the prior written consent of the other Party. Any assignment or delegation or purported assignment or delegation in violation of this Section 8(f) shall be null and void. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective permitted successors and assigns any rights, remedies, benefits, obligations or liabilities under or by reason of this Agreement.

(g)   Amendment. This Agreement may only be amended, modified or supplemented by an agreement in writing designated as such and executed by both of the Parties.

(h)   No Waiver. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such Party of any subsequent breach of the same or any other provision of this Agreement. The failure of a Party to require performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter. No waiver shall be valid or effective unless set forth in a writing designated as such and executed by the Party or Parties to be bound thereby.

(i)   Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under applicable law or public policy, such provision shall be deemed severed from this Agreement, and all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually

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acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)   Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(k)   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law rules or principles under which the law of any other jurisdiction would apply.

(l)   Force Majeure.

(1)   Liability Excused. Neither Rowan nor Era shall be liable for any failure or delay in its performance hereunder when such failure or delay is caused, directly or indirectly, by fires, floods, storms, earthquakes, tidal waves, accidents, explosion, sabotage, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), national emergencies, civil commotions, riots, invasions, wars, military operations, acts, restraints, requisitions, regulations, prorations, requests, recommendations, or directions of government, or any officer, department, agency, authority, instrumentality, or committee thereof; voluntary or mandatory compliance by Rowan or Era with any request of the United States government, or any officer, department, agency, instrumentality or committee thereof or appointed thereby; shortages of labor, fuel, power or raw materials, plant breakdowns, inability to obtain supplies, or failures of normal sources of supplies, inability to obtain or delays of transportation facilities, matters pertaining to health, safety and the environment, any act of God, or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of Rowan or Era, as the case may be; provided, that, lack of funds shall not be deemed beyond the control of a Party (a “Force Majeure Event”). If any of the events in this Section 8(l)(1) shall have occurred, the party affected shall promptly notify the other Party in writing of the occurrence of such event and the extent and potential duration of such interruption. Nothing herein shall be construed to require Rowan or Era to submit to any demand of labor or labor unions which it considers unreasonable. The cause of the failure or delay shall be remedied to the extent reasonably possible without undue delay, and performance shall be resumed at the earliest practical time after cessation of such interruption.

(2)   Recommencement of Performance. Upon termination of the Force Majeure Event, performance will recommence.

(3)   No Extension of Term. The term of this Agreement shall not be extended by the duration of any Force Majeure Event.

(4)   Right to Terminate. If the Force Majeure Event continues for a period in excess of six (6) months, the Party not claiming suspension due to the Force Majeure Event may elect to terminate this Agreement with respect to the Service so suspended upon written notice to

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the Party claiming suspension, which termination will be effective ten (10) days after receipt of such notice unless the Force Majeure Event has ceased and the Service has recommenced within such ten (10) day period.

(m)   Relationship of Parties. Nothing in this Agreement is intended or shall be construed to create any partnership, joint venture or association between the Parties, and all inferences to the contrary are hereby expressly negated. The relationship of the Parties is and shall at all times be and remain solely that of independent contractors, and no agency, employment, fiduciary, or master and servant relationship is created by this Agreement. Nothing in this Agreement shall be construed to create any duty to, or standard of care with respect to, or liability of a Party to, any Person not a Party to this Agreement.

(n)   Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as the other Party may reasonably request or require in order to carry out the terms of this Agreement.

(Signature page follows.)

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IN WITNESS WHEREOF, Rowan and Era have executed this Agreement effective as of the date set forth above.

ROWAN COMPANIES, INC.

By:
Name:
Title:

ERA AVIATION, INC.

By:
Name:
Title:

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ATTACHMENT A

Accounting Support
Rowan shall provide assistance to Era with its monthly accounting close and financial reporting process for up to three (3) months, consisting of Rowan providing the presence and services of a person at Era’s Anchorage accounting office for approximately two consecutive weeks of each month. The specific dates of such person’s presence shall be subject to Rowan’s sole discretion. Rowan agrees that Michael Boykin shall provide such accounting support, subject to his continued employment by Rowan and subject to his having no disability substantially impairing his capability to provide such services. Rowan shall be reimbursed for 62.5% of the salary or contractual compensation of the person providing the accounting services.

S76 Accident Support
Rowan shall make William Hedrick available from time to time as requested by Era to assist Era in connection with the NTSB investigation of and any related litigation in connection with the S76 crash in the Gulf of Mexico on March 23, 2004, subject to his continued employment by Rowan and subject to his having no disability substantially impairing his capability to provide such services. Rowan shall be reimbursed at a daily rate of 125% of Hedrick’s salary prorated on a daily basis.

IT Interim Support
Rowan shall provide reasonable support for two (2) weeks in the transition and migration from Rowan’s facilities to Era’s facilities of the Era information technology operations listed in Schedule 1 to this Attachment A. Rowan shall be reimbursed for such assistance at a rate of $100 per hour.

Network Connectivity
Rowan shall maintain its contracts for telecommunications data transmission facilities and capacity currently used by Era in the operation of its business as set forth on Schedule 2 to this Attachment A for a period of six (6) months or until Era has established its own contract for telecommunications data transmission facilities and capacity between Era’s Anchorage and Lake Charles facilities, whichever first occurs; provided, however, that Rowan may terminate telecommunications data transmission facilities and capacity used between Era’s Anchorage facility and Rowan’s Houston facility and those used between Era’s Lake Charles facility and Rowan’s Houston facility upon expiration of the term for provision of the IT Interim Support as set forth above. Rowan shall permit Era access to and use of such telecommunications data transmission facilities and capacity while such contracts are in force. Era shall reimburse Rowan for amounts due under such contracts for such telecommunications data transmission facilities and capacity. Any warranties and service interruption reimbursements provided under such contracts shall be passed through to Era to the extent allowed by the contracts. Era acknowledges that termination of the Anchorage-Houston and Lake Charles-Houston telecommunications data transmission facilities and capacity will result in loss of redundancy for the Anchorage-Lake Charles telecommunications data transmission facilities and capacity, and Era agrees to bear the risks associated with the loss of such redundancy.

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General Support
For three (3) months, Rowan will make appropriate personnel available at reasonable times to address questions from Era concerning accounting, payroll, taxes, litigation and insurance. For such services, Rowan shall be reimbursed at a rate of $250 per hour.

Employee Health Care Benefits
Rowan shall maintain health care benefit coverage for employees of Era as such coverage exists on the Effective Date through and including December 31, 2004, at which time such coverage shall expire, and Rowan’s responsibility for any health care coverage for employees of Era shall terminate; provided, however, that Rowan shall remain responsible for the administration of all claims incurred or accrued under such coverage on or before December 31, 2004 through final disposition thereof.

Rowan shall maintain health care benefit coverage in accordance with the existing Separation Plan of Era Aviation, Inc. and the Separation Plan for Officers of Era Aviation, Inc. for employees of Era terminated subsequent to the Effective Date and on or before December 31, 2004; provided, however, that Rowan shall remain responsible for the administration of all claims incurred or accrued under such coverage on or before December 31, 2004 through final disposition thereof.

Era shall reimburse Rowan for all health care benefit claims paid and all third-party administrative costs for health care benefits incurred by Rowan after the Effective Date in the performance of its obligations under the Agreement, regardless of the dates of such payments.

Era shall provide Rowan with appropriate HIPAA release forms for administration of health care benefits as required under this Agreement upon execution of this Agreement.

Era or its Affiliates shall offer employees of Era coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for qualifying events that occur on or after January 1, 2005.

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SCHEDULE 1

IT Interim Support

SCHEDULE 2

Network Connectivity

EXHIBIT 8.10(l)

“Knowledge” Individuals for Seller and the Company

Lynda Aycock
Terry Bennett
K. Bryan Blixhavn
John L. Buvens
R. G. Croyle
Marcia Davis
Mark Hay
William Hedrick
C. W. Johnson
Mark Jones
Paul Landis
Richard Larew
D. F. McNease
Wilbur O’Brien
Jim Shugart
E. E. Thiele
William H. Wells
Glyn Wheeler